UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Illumina, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 6, 2018

Notice of Annual Meeting and Proxy Statement

Date:	May 23, 2018
Time:	12:00 p.m. (Pacific time)

This year’s annual meeting will be a completely virtual meeting of stockholders.

To participate, vote, or submit questions during the annual meeting via live webcast, please visit: www.virtualshareholdermeeting.com/ilmn2018.

There will not be a physical location for the annual meeting.

The agenda for this year’s annual meeting includes the following items:

1.	Elect the three nominees named in the proxy statement to our Board of Directors;

2.	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2018;

3.	Hold an advisory vote to approve the compensation paid to the “named executive officers” as disclosed in the proxy statement;

4.	Hold an advisory vote on a stockholder proposal to elect each director annually; and

5.	Transact such other business as may properly come before the meeting and any adjournment or postponement.

Stockholders as of the record date of March 29, 2018, are entitled to notice of and to vote on the matters listed in the proxy statement.

By Order of the Board of Directors,

CHARLES E. DADSWELL

Senior Vice President, General Counsel and Secretary

You can vote in one of three ways prior to the meeting:
VIA THE INTERNET. You may vote at www.proxyvote.com, 24 hours a day, seven days a week, prior to 11:59 p.m. (Eastern time) on May 22, 2018.
BY TELEPHONE. You may vote using a touch-tone telephone by calling: 1-800-690-6903, 24 hours a day, seven days a week, prior to 11:59 p.m. (Eastern time) on May 22, 2018.

BY MAIL. If you received printed proxy materials, you may submit your vote by completing, signing, and dating each proxy card received and returning it in the prepaid envelope to be received no later than May 22, 2018.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on May 23, 2018: The proxy statement and annual report to Stockholders are available at www.proxyvote.com.

Illumina, Inc.

2018 Proxy Statement – Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider. You should read the entire proxy statement carefully before voting.

GENERAL INFORMATION

(see pages 2 to 9)

Meeting: Annual Meeting of Stockholders

Date: Wednesday, May 23, 2018

Time: 12:00 p.m. (Pacific time)

Location: Internet webcast only at:

www.virtualshareholdermeeting.com/ilmn2018.

There will not be a physical location for the annual meeting.

Record Date: March 29, 2018

Stock Symbol: ILMN

Exchange: The NASDAQ Global Select Market

Common Stock Outstanding: 146,745,589 as of March 29, 2018

Registrar & Transfer Agent: Computershare

State of Incorporation: Delaware

Year of Incorporation: 1998 in California; reincorporated in Delaware in 2000

Public Company Since: 2000

Corporate Headquarters: 5200 Illumina Way, San Diego, California 92122

Corporate Website: www.illumina.com

Investor Relations Website: investor.illumina.com

EXECUTIVE COMPENSATION

(see pages 64 to 67)

CEO: Francis A. deSouza (age 47; CEO since 2016)

CEO 2017 Total Direct Compensation:

•  Salary: $849,039

•  Annual Performance Cash Incentive: $901,000

•  Long-Term Incentives: $7,000,326

•  All other compensation: $57,351

CEO Employment Agreement: No

Change-in-Control Agreement: Yes (double trigger)

Stock Ownership Guidelines: Yes

Hedging Policy: Yes

CORPORATE GOVERNANCE

(see pages 18 to 33)

Director Nominees: 3

•  Jay T. Flatley (employee)

•  John W. Thompson (independent)

•  Gary S. Guthart, Ph.D. (independent)

Director Term: Three years or until a successor is elected

Director Election Standard: Majority voting standard for uncontested elections

Term Limits: 10 years for non-employee directors joining after December 31, 2015

Board Meetings in 2017: 6

All Directors Attended at Least 75% of Board and Committee Meetings: Yes

Standing Board Committees (meetings in 2017):

•  Audit (6)

•  Compensation (5)

•  Nominating/Corporate Governance (5)

All Standing Board Committees Comprised Entirely of Independent Directors: Yes

Stockholder Rights Plan: No

Proxy Access Right for Shareholders to Include Director Nominees in Proxy Statement: Yes

ITEMS TO BE VOTED ON

(see pages 12 to 17)

1.  The election of the three nominees named in this proxy statement.

•  Board recommendation: FOR Each Nominee

2.  Ratification of appointment of independent registered public accounting firm

•  Board recommendation: FOR

3.  Advisory vote to approve compensation paid to the named executive officers as disclosed in this proxy statement

•  Board recommendation: FOR

4.  Advisory vote on stockholder proposal to elect each director annually

•  Board recommendation: AGAINST

Illumina, Inc. 2018 Proxy Statement  •  1

General Information

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Illumina, Inc. for the Annual Meeting of Stockholders. This proxy statement and accompanying proxy are being mailed to our stockholders on or about April 6, 2018, concurrently with the mailing of our annual report on Form 10-K for the fiscal year ended December 31, 2017.

May I attend the annual meeting?

We will be hosting the 2018 annual meeting live via the internet. There will not be a physical location for the annual meeting.

Any stockholder can listen to and participate in the annual meeting live via the internet at www.virtualshareholdermeeting.com/ilmn2018. The webcast will start at 12:00 p.m. (Pacific time) on May 23, 2018.

Stockholders may vote and submit questions while connected to the annual meeting on the internet.

What do I need in order to be able to participate in the annual meeting online?

You will need the control number included on your Notice of Internet Availability of Proxy Materials or your proxy card (if you received a printed copy of the proxy materials) in order to be able to vote your shares or submit questions during the meeting.

Instructions on how to connect and participate via the internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/ilmn2018.

If you do not have your control number, you will be able to listen to the meeting only — you will not be able to vote or submit questions during the meeting.

What is the purpose of the annual meeting?

At our annual meeting, stockholders will act upon the matters described in this proxy statement. In addition, management will report on the performance of Illumina and respond to questions from stockholders.

What am I voting on at the annual meeting?

Stockholders will be asked to vote on four proposals. The proposals are to:

1. Elect as directors the three nominees named in this proxy statement to hold office for three years or until his or her successor is elected;

2. Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2018;

3. Hold an advisory vote to approve the compensation paid to the “named executive officers” as disclosed in this proxy statement;

4. Hold an advisory vote on a stockholder proposal to elect each director annually.

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Could other matters be decided at the annual meeting?

Our bylaws require that we receive advance notice of any proposal to be brought before the annual meeting by our stockholders, and we have not received notice of any such proposals. If any other matter were to come before the annual meeting, the proxy holders appointed by the Board of Directors will have the discretion to vote on those matters for you.

What is the recommendation of the Board on each of the matters scheduled to be voted on at the annual meeting?

The Board of Directors recommends that you vote:

•  FOR each of the nominees to the Board of Directors (Proposal 1);

•  FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2018 fiscal year (Proposal 2);

•  FOR approval, on an advisory basis, of the compensation paid to the “named executive officers” as disclosed in this proxy statement (Proposal 3); and

•  AGAINST an advisory vote on a stockholder proposal to elect each director annually (Proposal 4)

Who can vote at the annual meeting?

Only holders of our common stock as of March 29, 2018, the record date, or such holders’ proxies are entitled to notice of and to vote on the matters listed in this proxy statement and the accompanying Notice of Annual Meeting of Stockholders.

At the close of business on the record date, there were 146,745,589 shares of common stock outstanding and entitled to vote.

You have one vote for each share of common stock that you hold. A list of stockholders entitled to vote at the annual meeting will be available for examination at our principal executive offices at the address listed above for a period of 10 days prior to the annual meeting, and during the annual meeting such list will be available for examination at www.virtualshareholdermeeting.com/ilmn2018.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Stockholders of Record. You are a stockholder of record if at the close of business on the record date your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A.

Beneficial Owner. You are a beneficial owner if at the close of business on the record date your shares were held by a brokerage firm or other nominee and not in your name. Being a beneficial owner means that, like many of our stockholders, your shares are held in “street name.” As the beneficial owner, you have the right to direct your broker or other nominee how to vote your shares by following the voting instructions your broker or other nominee provides. If you do not provide your broker or other nominee with instructions on how to vote your shares, your broker or other nominee may be able to vote your shares with respect to some of the proposals, but not all. Please see “What will happen if I do not vote my shares?” below for additional information.

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How do I vote and what are the voting deadlines?	Stockholders of Record. If you are a stockholder of record, there are several ways for you to vote your shares.

Via the Internet.  You may vote at www.proxyvote.com, 24 hours a day, seven days a week. You will need the control number included on your Notice of Internet Availability of Proxy Materials or your proxy card (if you received a printed copy of the proxy materials). Votes submitted through the internet must be received by 11:59 p.m. (Eastern time) on May 22, 2018.

By Telephone.  You may vote using a touch-tone telephone by calling 1-800-690-6903, 24 hours a day, seven days a week. You will need the control number included on your Notice of Internet Availability of Proxy Materials or your proxy card (if you received a printed copy of the proxy materials). Votes submitted by telephone must be received by 11:59 p.m. (Eastern time) on May 22, 2018.

By Mail.  If you received printed proxy materials, you may submit your vote by completing, signing, and dating each proxy card received and returning it in the prepaid envelope. Sign your name exactly as it appears on the proxy card. Proxy cards submitted by mail must be received no later than May 22, 2018, to be voted at the annual meeting.

During the Annual Meeting. Instructions on how to vote while participating in our annual meeting live via the internet are posted at www.virtualshareholdermeeting.com/ilmn2018.
If you vote via the internet or by telephone, your electronic vote authorizes the named proxies in the same manner as if you signed, dated, and returned your proxy card. If you vote via the internet or by telephone, do not return your proxy card.
Beneficial Owners. If you are a beneficial owner of your shares, you should have received a Notice of Internet Availability of Proxy Materials or voting instructions from the broker or other nominee holding your shares. You should follow the instructions in the Notice of Internet Availability of Proxy Materials or voting instructions provided by your broker or nominee in order to instruct your broker or other nominee on how to vote your shares. The availability of telephone and internet voting will depend on the voting process of the broker or nominee. Shares held beneficially may not be voted during our annual meeting.

Illumina, Inc. 2018 Proxy Statement  •  4

Can I revoke or change my vote after I submit my proxy?

Stockholders of Record. If you are a stockholder of record, you may revoke or change your vote at any time before the final vote at the annual meeting by:

•  signing and returning a new proxy card with a later date;

•  submitting a later-dated vote by telephone or via the internet —only your latest internet or telephone proxy received by 11:59 p.m. (Eastern time) on May 22, 2018, will be counted;

•  participating in the annual meeting live via the internet and voting again; or

•  delivering a written revocation to our Corporate Secretary at Illumina, Inc., 5200 Illumina Way, San Diego, California 92122, to be received no later than May 22, 2018.

Beneficial Owners. If you are a beneficial owner of your shares, you must contact the broker or other nominee holding your shares and follow their instructions for revoking or changing your vote.

What will happen if I do not vote my shares?

Stockholders of Record. If you are the stockholder of record and you do not vote by proxy card, by telephone, via the internet before the annual meeting, or during the annual meeting via live webcast, your shares will not be voted at the annual meeting.

Beneficial Owners. If you are the beneficial owner of your shares, your broker or nominee may vote your shares only on those matters on which it has discretion to vote. Under the rules of the New York Stock Exchange, or NYSE, your broker or nominee does not have discretion to vote your shares on non-routine matters such as Proposals 1, 3, and 4. However, your broker or nominee does have discretion to vote your shares on routine matters such as Proposal 2. The broker’s inability to vote on non-discretionary matters for which the broker has not received instructions from the beneficial owner is referred to as a “broker non-vote.” Please see “What is a ‘broker non-vote’?” below for more information.

What is a “broker non-vote”?	The NYSE has rules that govern brokers who have record ownership of listed company stock (including stock such as ours that is listed on The NASDAQ Global Select Market) held in brokerage accounts for their clients who beneficially own the shares. Under these rules, brokers who do not receive voting instructions from their clients have the discretion to vote uninstructed shares held by such clients on certain matters (“discretionary matters”) but do not have discretion to vote uninstructed shares as to certain other matters (“non-discretionary matters”). Under current NYSE interpretations, Proposals 1, 3, and 4 are considered non-discretionary matters and Proposal 2 is considered a discretionary matter.

Illumina, Inc. 2018 Proxy Statement  •  5

What is the effect of a broker non-vote?

Broker non-votes will be counted for purposes of calculating whether a quorum is present at the annual meeting but will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to non-discretionary matters. Thus, a broker non-vote will not impact our ability to obtain a quorum and will not otherwise affect the outcome of the vote on Proposals 1, 3, and 4.

Why did I receive a Notice of Internet Availability of Proxy Materials in the mail regarding the internet availability of proxy materials instead of a full set of printed proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission, or the SEC, we are making this proxy statement available to our stockholders electronically via the internet. On or about April 6, 2018, we will mail the Notice of Internet Availability of Proxy Materials to stockholders who held shares at the close of business on the record date, other than those stockholders who previously requested paper delivery or other forms of electronic communications from us. The Notice of Internet Availability of Proxy Materials contains instructions on how to access an electronic copy of our proxy materials, including this proxy statement and our annual report on Form 10-K for the fiscal year ended December 31, 2017. The Notice of Internet Availability of Proxy Materials also contains instructions on how to request a paper copy of the proxy statement. We believe that this process will allow us to provide you with the information you need in a timely manner, while conserving natural resources and lowering the costs of printing and distributing our proxy materials.

What does it mean if I receive more than one proxy card or Notice of Internet Availability of Proxy Materials?

If you receive more than one proxy card or Notice of Internet Availability of Proxy Materials, your shares are registered in more than one name or are registered in different accounts. To make certain all of your shares are voted, please follow the instructions included on the Notice of Internet Availability of Proxy Materials on how to access each proxy card and vote each proxy card over the internet or by telephone. If you received paper proxy materials by mail, please complete, sign, and return each proxy card to ensure that all of your shares are voted.

Can I vote my shares by filling out and returning the Notice of Internet Availability of Proxy Materials?

No. The Notice of Internet Availability of Proxy Materials only identifies the items to be voted on at the annual meeting. You cannot vote by marking the Notice of Internet Availability of Proxy Materials and returning it. The Notice of Internet Availability of Proxy Materials provides instructions on how to cast your vote. For additional information please see “How do I vote and what are the voting deadlines?” above.

Illumina, Inc. 2018 Proxy Statement  •  6

How is a quorum obtained, and why is a quorum required?

Under applicable state law and our governing instruments, we may only hold the annual meeting if a quorum is present. A quorum will be present if holders of a majority of the outstanding shares of common stock entitled to vote on a matter at the annual meeting are present or represented by proxy at the meeting. As of the close of business on the record date, we had 146,745,589 shares of common stock outstanding and entitled to vote at the annual meeting, meaning that 73,372,795 shares of common stock must be represented in person or by proxy to have a quorum. If a quorum is not present at the annual meeting, the meeting may be adjourned until a quorum is obtained. If you are a stockholder of record and submit a proxy, your shares will be counted to determine whether we have a quorum even if you abstain or fail to provide voting instructions on any of the proposals described in this proxy statement and listed on the proxy card. If your shares are held in the name of your broker or other nominee, and you do not tell your broker or other nominee how to vote your shares, these shares will be counted for purposes of determining the presence or absence of a quorum for the transaction of business.

Illumina, Inc. 2018 Proxy Statement  •  7

How many votes are required to approve each proposal?
Proposal	Vote Required	Votes that May be Cast	Board of Directors’ Recommendation

Proposal 1 — Election of three nominees to the Board of Directors	A nominee for director will be elected if the votes cast FOR such nominee exceed the votes cast AGAINST such nominee	FOR, each nominee AGAINST, each nominee ABSTAIN, each nominee Shares voted “ABSTAIN” will have no effect on the election of directors	FOR, each nominee

Proposal 2 — Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2018	Majority of the shares present in person or represented by proxy and entitled to vote on the proposal must vote FOR in order for this proposal to pass	FOR AGAINST ABSTAIN If you abstain from voting on this proposal, the abstention will have the same effect as an “AGAINST” vote	FOR

Proposal 3 — Advisory vote to approve the compensation of the “named executive officers” as disclosed in this proxy statement	Majority of the shares present in person or represented by proxy and entitled to vote on the proposal must vote FOR in order for this proposal to pass	FOR AGAINST ABSTAIN If you abstain from voting on this proposal, the abstention will have the same effect as an “AGAINST” vote	FOR

Proposal 4 — Advisory vote to approve a stockholder proposal to elect each director annually	Majority of the shares present in person or represented by proxy and entitled to vote on the proposal must vote FOR in order for this proposal to pass	FOR AGAINST ABSTAIN If you abstain from voting on this proposal, the abstention will have the same effect as an “AGAINST” vote	AGAINST

Illumina, Inc. 2018 Proxy Statement  •  8

How can I find the voting results of the annual meeting?

Preliminary results will be announced at the annual meeting. Final results also will be published in a current report on Form 8-K to be filed with the SEC within four business days after the annual meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

Who is conducting this proxy solicitation?

Illumina’s Board of Directors is soliciting your vote for matters being submitted for stockholder approval at the annual meeting. Solicitation may be made by our directors, officers, and other Illumina employees telephonically, electronically, or by other means of communication. Directors, officers, and employees who help us in the solicitation will not be separately compensated for those services, but they may be reimbursed by Illumina for their out-of-pocket expenses incurred in connection with the solicitation. Brokerage houses, nominees, fiduciaries, and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed by Illumina for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners.

Illumina, Inc. 2018 Proxy Statement  •  9

Proposal 1: Election of Directors

General

Our certificate of incorporation and bylaws provide for a classified Board of Directors consisting of three classes of directors with staggered three-year terms. The Board of Directors currently consists of 10 directors, having terms expiring at the respective annual meetings of stockholders noted below:

2018 Annual Meeting	2019 Annual Meeting	2020 Annual Meeting
A. Blaine Bowman* Jay T. Flatley John W. Thompson Gary S. Guthart, Ph.D.	Frances Arnold, Ph.D. Francis A. deSouza Karin Eastham, CPA	Caroline D. Dorsa Robert S. Epstein, M.D. Philip W. Schiller

*	Mr. Bowman will retire from the Board of Directors, effective immediately before this year’s annual meeting.

Election of Three Directors to Hold Office for Three Years until the 2021 Annual Meeting of Stockholders

Upon the recommendation of the Nominating/Corporate Governance Committee of the Board, the Board of Directors has nominated for election at the annual meeting the following slate of three nominees to hold office for three years until the annual meeting of stockholders in the year 2021 and until their successors are duly elected and qualified:

Name	Age	Director Since	Principal Occupation
Jay T. Flatley	65	1999	Executive Chairman and Former CEO of Illumina, Inc.
John W. Thompson	61	2017	Former CEO of Symantec Corp.; Former CEO of Virtual Instruments; Chairman of Microsoft Corporation
Gary S. Guthart, Ph.D.	56	2017	President and CEO of Intuitive Surgical, Inc.

Mr. Thompson and Dr. Guthart were appointed to the Board of Directors in May 2017 and December 2017, respectively, to fill newly created positions. In accordance with our Corporate Governance Guidelines, any new director appointed to fill a newly created position on the Board of Directors will stand for election at the first annual meeting of stockholders following such appointment. In accordance with our certificate of incorporation and bylaws, each director is to be elected for a term expiring at the third succeeding annual meeting of stockholders after such election or until his or her successor is elected. Accordingly, any new director appointed to fill a newly created position on the Board of Directors is assigned to the class of directors that will stand for election at the first annual meeting of stockholders following such appointment.

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Additional Information

For more information about each nominee and each of the other directors serving on our Board of Directors, please see “Information about Directors” in this proxy statement. Each of the director nominees is currently serving as a director. These nominees have agreed to serve if elected, and management has no reason to believe that such nominees will be unable to serve. The persons designated as proxies on the form of proxy card attached to this proxy statement intend to vote such proxy “FOR” the election of each of the three nominees named above, unless the stockholder validly indicates otherwise on the proxy.

Vote Required for Approval

Our bylaws require that a director nominee be elected only if he or she receives a majority of the votes cast with respect to his or her election in an uncontested election (that is, the number of shares voted “FOR” that nominee exceeds the number of votes cast “AGAINST” that nominee). Each of our director nominees currently serves on the Board of Directors. If a nominee who currently serves as a director is not re-elected, Delaware law provides that the director would continue to serve on the Board as a “holdover director.” Under our Corporate Governance Guidelines, each director submits an advance, contingent, irrevocable resignation that the Board may accept if stockholders do not re-elect that director. In that situation, our Nominating/Corporate Governance Committee would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE

DIRECTOR NOMINEES SET FORTH ABOVE

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Proposal 2: Ratification of the Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board is directly responsible for the appointment, compensation (including advance approval of the audit fee), retention, and oversight of the independent registered public accounting firm that audits our financial statements and our internal control over financial reporting. The Audit Committee annually reviews Ernst & Young’s independence and performance in deciding whether to retain Ernst & Young or engage a different independent auditor. At the annual meeting, our stockholders are being asked to ratify the appointment of Ernst & Young LLP as Illumina’s independent registered public accounting firm for the fiscal year ending December 30, 2018.

A representative of Ernst & Young LLP is expected to be present at the annual meeting, will have an opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

Fees Paid to Ernst & Young LLP

During the fiscal years ended December 31, 2017, and January 1, 2017, the aggregate fees billed or accrued by Ernst & Young LLP for professional services were as follows:

	Year Ended
	December 31, 2017 ($)	January 1, 2017 ($)
Audit Fees	3,383,373	3,345,639
Audit-Related Fees	7,565	5,194
Tax Fees	9,656	24,392

Total	3,400,594	3,375,225

Audit fees consist of amounts for professional services rendered in connection with the integrated audit of our consolidated financial statements and internal control over financial reporting, review of the interim condensed consolidated financial statements included in quarterly reports, and statutory audits required internationally. For the fiscal years ended December 31, 2017, and January 1, 2017, audit-related fees were primarily incurred for accounting consultations. Tax fees for the fiscal years ended December 31, 2017, and January 1, 2017, related to services rendered for the preparation of foreign tax filings. For the fiscal years ended December 31, 2017, and January 1, 2017, Ernst & Young LLP did not perform any professional services other than as stated under the captions Audit Fees, Audit-Related Fees, and Tax Fees.

Pre-Approval Policies and Procedures

The Audit Committee, as required by the Securities Exchange Act of 1934 (the “Exchange Act”), requires advance approval of all audit services and permitted non-audit services to be provided by our independent registered public accounting firm. The Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The

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services listed as Audit Fees, Audit-Related Fees, and Tax Fees in the table above were pre-approved by our Audit Committee in accordance with this policy.

Vote Required for Approval

Although ratification is not required by our bylaws or otherwise, the Board of Directors is submitting this proposal as a matter of good corporate governance practices. If stockholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee and the Board of Directors would consider such a negative vote in their consideration of what, if any, action to take. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent audit firm at any time during the fiscal year if it is determined that such a change would be in the best interests of Illumina and its stockholders. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm requires the affirmative “FOR” vote of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

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Proposal 3: Advisory Vote to Approve the Compensation of our Named Executive Officers

As required by Section 14A of the Exchange Act, we are seeking an advisory vote to approve the compensation of the named executive officers as disclosed in the section of this proxy statement titled “Executive Compensation.” Accordingly, stockholders are being asked to vote on the following advisory resolution:

RESOLVED, that the compensation paid to Illumina’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby APPROVED.

We urge stockholders to read the “Compensation Discussion and Analysis” beginning on page 44 of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our business objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 64 through 67, which provide detailed information on the compensation of our named executive officers. The Board of Directors and the Compensation Committee of the Board believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement has contributed to our recent and long-term success.

Vote Required for Approval

The vote is advisory and not binding on Illumina, the Board of Directors, or the Compensation Committee. Although not binding, the Board of Directors and the Compensation Committee will review and consider the voting results when making future decisions regarding executive compensation. Approval of the advisory resolution set forth above requires the affirmative “FOR” vote of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE FOREGOING RESOLUTION TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF ILLUMINA’S NAMED EXECUTIVE OFFICERS

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Proposal 4: Advisory Vote on Stockholder Proposal to Elect Each Director Annually

In accordance with SEC rules, we have set forth below a stockholder proposal, along with the supporting statement of the stockholder proponent, for which we and our Board accept no responsibility. As explained below, our Board unanimously recommends that you vote “AGAINST” the stockholder proposal.

James McRitchie, 9295 Yorkship Court, Elk Grove, CA 95758, a beneficial owner of the Company’s common stock on the date the proposal was submitted, has notified the Company of his intent to present the following proposal at the Annual Meeting.

RESOLVED: Illumina, Inc. shareholders ask that our Board take the steps necessary to reorganize the Board of Directors into one class with each director subject to election each year. This will not affect the unexpired terms of directors elected prior to the Proposal’s implementation.

Supporting Statement

Arthur Levitt, former Chairman of the Securities and Exchange Commission said, “In my view it’s best for the investor if the entire board is elected once a year. Without annual election of each director shareholders have far less control over who represents them.”

In 2010 over 70% of S&P 500 companies had annual election of directors. Now that number stands at 89%. Most (65%) mid-caps have also declassified their boards. It is time for to [sic] join the 21st century.

Shareholder resolutions on this topic won 81% support at Kite Pharma, 63% at Netflix, 83% at New Media Investment, 71% at Citizens First, and 87% at Sevcon.

According to Equilar, “A classified board creates concern among shareholders because poorly performing directors may benefit from an electoral reprieve. Moreover, a fraternal atmosphere may form from a staggered board that favors the interests of management above those of shareholders. Since directors in a declassified board are elected and evaluated each year, declassification promotes responsiveness to shareholder demands and pressures directors to perform to retain their seat. Notably, proxy advisory firms ISS and Glass Lewis both support declassified structures.”

This proposal should also be evaluated in the context of our Company’s overall corporate governance: Shareholders cannot take action by written consent and cannot call special meetings. The combined effect is to reduce board accountability to shareholders.

Please vote for: Special Shareowner Meetings [sic] – Proposal 4

Illumina Opposing Statement

The Board has considered the stockholder proposal and, for the reasons described below, believes that the proposal is not in the best interests of Illumina and our stockholders.

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While the Board acknowledges that declassification proposals continue to be popular among stockholder activists and many investors, the Board nonetheless continues to strongly believe that declassification of the Illumina board would not be in the best interest of Illumina stockholders.

The Board believes that it greatly benefits from its classified board, which encourages directors to focus on the long-term best interest of Illumina and its stockholders by strengthening their independence against the often short-term focus of certain investors and special interests. Since Illumina’s initial public offering in 2000, stockholder interests have been well served by the Board’s long-term perspective, as our multi-year strategic plans and research and development programs have required significant investments of human and financial capital over extended periods of time.

The Board also believes that a classified board reduces vulnerability to hostile and potentially abusive takeover tactics by encouraging persons seeking control of Illumina to negotiate with the Board and thereby better positions the Board to negotiate effectively on behalf of all stockholders. These benefits are particularly important for our stockholders as Illumina operates in a highly competitive and extremely dynamic marketplace. Illumina successfully resisted a hostile takeover proposal in 2012 after our Board determined that the potential acquirer’s offer was inadequate. If, in the future, we are again the subject of a hostile takeover attempt, our Board believes that our classified board structure will enable the Board to negotiate with maximum leverage on behalf of our stockholders.

Moreover, recent research suggests that declassification is not in stockholders’ best interest. For example, the findings of a 2016 study by Ge, Tanlu and Zhang, “...suggest that destaggering does not result in improved firm value, as argued by the Harvard Law School Shareholder Rights Project; on the contrary, our evidence is more consistent with the view that destaggering eventually leads to reduced firm performance.” (Ge, Tanlu and Zhang, 2016 at 832). Other studies have found that staggered boards increase shareholder value. A 2013 study using data from a comprehensive set of companies from 1978-2011 concluded that “firm value goes up if the board changes from a single class of directors to a staggered board (and the reverse for de-staggering)” (Cremers, Litov and Sete, December 2013, at 4). This finding is “robust and both economically and statistically significant.” Id. at 4. “These results challenge the common understanding that staggered boards are primarily a mechanism to help entrench management from the discipline of stockholders or the market of [sic] corporate control. In addition, [these results] question the guidelines of the shareholder voting (proxy) advisors that generally recommend to vote against the adoption of a staggered board and, likewise, in favor of the removal of a staggered board.” Id. at 37 (citing ISS and Glass Lewis guidelines). A similar 2016 study by Cremers and Sete found that, “[a]dopting a staggered board (‘staggering up’) is associated with a statistically and economically significant increase in firm value, while decisions to destagger a board (‘staggering down’) are associated with a corresponding reduction in firm value.” (Cremers and Sete, 2016, at 72).

Another study (Johnson, Karpoff, and Yi, 2014) examined companies that went public from 1997-2005, a sample that includes Netflix. It found that “at IPO firms whose values depend heavily on their relationships with customers, suppliers, and strategic partners, takeover defenses appear to increase value…” (id. at 41) “These takeover defenses include the use of classified boards (at 17, 46-47, Internet Appendix). The management stability induced by these defenses appears to “encourage[ ] … counterparties — including large customers, dependent suppliers, and strategic partners — to make long-term relationship-specific investments.” Id. at 5.

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Thus, recent research supports the position of the Board in opposition to the proposal and calls into question the efficacy of declassifying boards as a matter of good corporate governance.

Vote Required for Approval

The vote is advisory and not binding on Illumina or the Board of Directors. Although not binding, the Board of Directors will review and consider the voting results when making future decisions regarding the classification of the Board. Approval of the advisory resolution set forth above requires the affirmative “FOR” vote of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST” APPROVAL OF THE STOCKHOLDER PROPOSAL TO ELECT DIRECTORS ANNUALLY

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Information About Directors

The following table sets forth the names, ages, committee assignments, and positions of our directors as of April 6, 2018. Our directors’ respective backgrounds and a discussion of the specific experience, qualifications, attributes, or skills of our directors that led the Board of Directors to conclude that each such person should serve as a director are described following the table.

Name	Age	Position with the Company	Audit Committee	Compensation Committee	Nominating/ Corporate Governance Committee	Other Public Company Boards
Jay T. Flatley	65	Executive Chairman				3
A. Blaine Bowman(1)	71	Lead Independent Director				0
Francis A. deSouza	47	President & CEO				1
Frances Arnold, Ph.D.	61	Director				0
Caroline D. Dorsa(2)	58	Director				3
Karin Eastham, CPA	68	Director				2
Robert S. Epstein, M.D.	62	Director				2
Gary S. Guthart, Ph.D.(3)	52	Director				1
Philip W. Schiller	57	Director				0
John W. Thompson(4)	68	Director				1
Number of Meetings in 2017			6	5	5

  Chair       Member       Audit Committee Financial Expert (for purposes of Section 407 of Sarbanes-Oxley Act)

(1)	Mr. Bowman will retire from the Board of Directors, effective immediately before this year’s annual meeting.
(2)	Ms. Dorsa will become the chair of the Audit Committee, effective immediately before this year’s annual meeting.
(3)	Dr. Guthart will become a member of the Compensation Committee, effective immediately before this year’s annual meeting.
(4)	Mr. Thompson will become the lead independent director of the Board of Directors, effective immediately before this year’s annual meeting.

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The following figures reflect the current independence status and tenure of our Board:

Jay T. Flatley Director since: 1999 Executive Chairman since: 2016 Employee: Executive Chairman

Mr. Flatley has served as our Executive Chairman since July 2016 and as a director since October 1999. He served as our Chief Executive Officer from December 2013 through July 2016, and as our President and Chief Executive Officer from October 1999 through December 2013. Prior to joining Illumina, Mr. Flatley was co-founder, President, CEO, and a director of Molecular Dynamics, Inc., a NASDAQ-listed life sciences company focused on genetic discovery and analysis, from 1994 until its sale to Amersham Pharmacia Biotech Inc. in 1998. He served in various other positions of increasing responsibility with Molecular Dynamics from 1987 to 1994. From 1985 to 1987, Mr. Flatley was Vice President of Engineering and Vice President of Strategic Planning at Plexus Computers, a UNIX computer company. In addition to the public company directorships noted below, Mr. Flatley serves as a director of Dodo Omnidata, Inc., a privately held technology company, and Helix Holdings I, LLC. Mr. Flatley holds a B.A. in economics from Claremont McKenna College and a B.S. and M.S. in industrial engineering from Stanford University.

Other Public Company Board Service: Coherent, Inc. (since 2011); Denali Therapeutics, Inc. (since 2015); Juno Therapeutics, Inc. (since 2017)

Past Public Company Board Service (since 2013): None

In selecting Mr. Flatley as a nominee for election to the Board of Directors, the Board considered, among other things, Mr. Flatley’s experience in leading and managing our growth and development. The Board of Directors believes that Mr. Flatley, through his long experience with the company and his prior executive and current and past board experience, contributes to the Board’s understanding of the needs of our customers, the markets in which we compete, and the risks and opportunities associated with our product development and technological advances.

Francis A. deSouza Director since: 2014 Employee: President and CEO	Mr. deSouza has served as President and Chief Executive Officer since July 2016 and as a Director since January 2014. He served as President from December 2013 until his promotion in July 2016. Prior to joining Illumina, Mr. deSouza was President, Products and Services, of Symantec Corporation, a NASDAQ-listed software technology company, from 2011 to 2013, and Mr. deSouza served as Symantec’s

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Senior Vice President, Enterprise Security Group, from 2009 to 2011. Prior to joining Symantec, from 2001 to 2006, he was Founder and CEO of IMlogic, Inc., an enterprise instant messaging software company that was acquired by Symantec in 2006, and Mr. deSouza served as Product Unit Manager, Real-time Collaboration Group, at Microsoft Corporation from 1998 to 2001. Prior to joining Microsoft, from 1997 to 1998, Mr. deSouza was co-founder and CEO of Flash Communications, an enterprise instant messaging company that was acquired by Microsoft in 1998. Mr. deSouza received a B.S. in electrical engineering and computer science with a minor in economics and a M.S. from Massachusetts Institute of Technology.

Other Public Company Board Service: The Walt Disney Company (since February 2018)

Past Public Company Board Service (since 2013): Citrix Systems, Inc. (2014 to 2016)

In selecting Mr. deSouza as a past nominee for election to the Board of Directors, the Board considered, among other things, Mr. deSouza’s extensive experience with entrepreneurial companies experiencing rapid growth and maturation. The Board of Directors believes that Mr. deSouza’s experience directly managing a growing portfolio of products and services contributes to the Board’s understanding of the risks and opportunities faced by a rapidly growing global business, such as Illumina, as it develops and introduces an increasing number of products and services.

Frances Arnold, Ph.D. Director since: 2016 Independent

Dr. Arnold has been a director since 2016. Dr. Arnold manages a research group at the California Institute of Technology and is the Linus Pauling Professor of Chemical Engineering, Bioengineering and Biochemistry at the California Institute of Technology and Director of the Donna and Benjamin M. Rosen Bioengineering Center. She joined the California Institute of Technology in 1986 and has served as a Visiting Associate, Assistant Professor, Professor, and Director. Dr. Arnold’s laboratory focuses on protein engineering by directed evolution, with applications in alternative energy, chemicals, and medicine. She is the recipient of numerous honors, including the Millennium Technology Prize, induction into the National Inventors Hall of Fame, Fellow of the National Academy of Inventors, the ENI Prize in Renewable and Nonconventional Energy, the U.S. National Medal of Technology and Innovation, and the Charles Stark Draper Prize of the U.S. National Academy of Engineering. Dr. Arnold is an elected member of all three U.S. National Academies of Science, Medicine, and Engineering, as well as the American Academy of Arts and Sciences. Dr. Arnold serves as a director of Provivi, Inc., a privately-held agriculture pest management company. Dr. Arnold received a B.S. in mechanical and aerospace engineering from Princeton University and a Ph.D. in chemical engineering from the University of California, Berkeley.

Other Public Company Board Service: None

Past Public Company Board Service (since 2013): None

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In selecting Dr. Arnold as a past nominee for election to the Board of Directors, the Board considered, among other things, Dr. Arnold’s scientific and technical expertise in biological engineering. Our continued growth is dependent on scientific and technical advances, and the Board believes that Dr. Arnold offers both strategic and technical insight into the risks and opportunities associated with our business. In addition, Dr. Arnold’s academic and research experience provides the Board of Directors with valuable insight into the needs of our customers, many of which are scientific research institutions, and the opportunities associated with serving the research market.

Caroline D. Dorsa Director since: 2017 Independent

Ms. Dorsa has been a director since January 2017. Ms. Dorsa served as Executive Vice President and Chief Financial Officer of Public Service Enterprise Group Incorporated, a NYSE-listed diversified energy company, from April 2009 until her retirement in October 2015, and served on its Board of Directors from 2003 to April 2009. From February 2008 to April 2009, she served as Senior Vice President, Global Human Health, Strategy and Integration at Merck & Co., Inc., a NYSE-listed pharmaceutical company. From November 2007 to January 2008, Ms. Dorsa served as Senior Vice President and Chief Financial Officer of Gilead Sciences, Inc., a NASDAQ-listed life sciences company. From February 2007 to November 2007, she served as Senior Vice President and Chief Financial Officer of Avaya, Inc., a NYSE-listed telecommunications company. From 1987 to January 2007, Ms. Dorsa held various financial and operational positions at Merck & Co., Inc., including Vice President and Treasurer, Executive Director of U.S. Customer Marketing, and Executive Director of U.S. Pricing and Strategic Planning. Ms. Dorsa received her M.B.A. from Columbia University and a B.A. from Colgate University.

Other Public Company Board Service: Biogen, Inc. (since 2010); Intellia Therapeutics (since 2015); Goldman Sachs ETF Trust, the Goldman Sachs MLP and Energy Renaissance Fund and the Goldman Sachs MLP Income Opportunities Fund, investment funds within the Goldman Sachs fund complex (since 2016)

Past Public Company Board Service (since 2013): None

In selecting Ms. Dorsa as a past nominee for election to the Board of Directors, the Board considered, among other things, Ms. Dorsa’s significant financial and accounting expertise and deep knowledge of clinical markets. As our technology and products are increasingly utilized in clinical settings, Ms. Dorsa’s experience will contribute to the Board’s understanding of these markets and the risks and opportunities associated with operating in markets regulated by the U.S. Food and Drug Administration.

Karin Eastham, CPA Director since: 2004 Independent	Ms. Eastham has been a director since July 2004. Ms. Eastham serves on the boards of directors of several life science companies. From 2004 to 2008, she served as Executive Vice President and Chief Operating Officer, and as a member of the Board of Trustees, of Burnham Institute for Medical Research, a non-profit corporation engaged in basic biomedical research. From 1999 to 2004, Ms. Eastham served as

Illumina, Inc. 2018 Proxy Statement  •  21

Senior Vice President, Finance, Chief Financial Officer and Secretary of Diversa Corporation, a NASDAQ-listed biotechnology company. She previously held similar positions with CombiChem, Inc., a computational chemistry company, and Cytel Corporation, a biopharmaceutical company. Ms. Eastham also held several positions, including Vice President, Finance, at Boehringer Mannheim Corporation, a biopharmaceutical company, from 1976 to 1988. Ms. Eastham received a B.S. and an M.B.A. from Indiana University and is a Certified Public Accountant.

Other Public Company Board Service: Geron Corporation (since 2009); Veracyte, Inc. (since 2012)

Past Public Company Board Service (since 2013): MorphoSys AG (2012 to 2016, Frankfurt Stock Exchange-listed)

In selecting Ms. Eastham as a past nominee for election to the Board of Directors, the Board considered, among other things, Ms. Eastham’s understanding of biomedical research institutions combined with her business leadership and finance experience. Our customers include biomedical research institutions, and the Board of Directors believes that Ms. Eastham provides the Board with greater insight into the needs of such institutions. Ms. Eastham also contributes to the Board’s understanding of governance and strategy for life sciences companies through her experience as a director in our industry. Additionally, Ms. Eastham’s extensive senior management experience in the biopharmaceutical industry, particularly in key corporate finance and accounting positions, also provide the appropriate skills to serve on our Board of Directors.

Robert S. Epstein, M.D. Director since: 2012 Independent	Dr. Epstein has been a director since November 2012. Dr. Epstein is an epidemiologist who worked in public health and academia before joining the private sector. From 2010 to 2012, Dr. Epstein was Chief R&D Officer and President of Medco-UBC, a 2,400 person global research organization focused on conducting personalized medicine, health economics, drug safety, outcomes, and comparative effectiveness research on behalf of the biopharmaceutical, medical device, and diagnostics industries. Prior to this role, Dr. Epstein was Medco’s Chief Medical Officer for 13 years, where he led formulary development, clinical guideline development, drug information services, personalized medicine program development, and client analytics and reporting. Dr. Epstein is also the former President of the International Society of Pharmacoeconomics and Outcomes Research (ISPOR), and has served on the boards of directors of the Drug Information Association (DIA) and the International Society of Quality of Life. In addition to the public company directorships noted below, Dr. Epstein serves as a director of the following privately-held companies: Intellos LLC, a diagnostics company; Proteus Digital Health, a healthcare technology company; and Mindstrong, Inc., a healthcare technology company. Dr. Epstein has published more than 75 peer-reviewed medical articles and book chapters and serves as a reviewer for several influential medical journals, including the New England Journal of Medicine and JAMA (The Journal of the American Medical

Illumina, Inc. 2018 Proxy Statement  •  22

Association). Dr. Epstein received his M.D. and B.S. in biomedical science from the University of Michigan and an M.S. in preventative medicine from the University of Maryland.

Other Public Company Board Service: Fate Therapeutics, Inc. (since 2014); Veracyte, Inc. (since 2015)

Past Public Company Board Service (since 2013): AVEO Pharmaceuticals, Inc. (2012 to 2014)

In selecting Dr. Epstein as a past nominee for election to the Board of Directors, the Board considered, among other things, Dr. Epstein’s in-depth experience and practical knowledge of how molecular diagnostic tests are reimbursed and the issues raised by payors and other evidentiary authorities. As our technology and products are increasingly utilized in clinical settings, Dr. Epstein’s experience will contribute to the Board’s understanding of these markets and the risks and opportunities associated with operating in markets regulated by the U.S. Food and Drug Administration.

Gary S. Guthart, Ph.D. Director since: 2017 Independent

Dr. Guthart has been a director since December 2017. Dr. Guthart serves as President and CEO of Intuitive Surgical, Inc., a NASDAQ-listed developer, manufacturer, and marketer of robotic-assisted, minimally invasive surgical systems. Dr. Guthart joined Intuitive Surgical in 1996, became President in 2007, and was appointed CEO in 2010. Prior to joining Intuitive Surgical, Dr. Guthart was part of the core team developing foundation technology for computer-enhanced surgery at SRI International (formerly Stanford Research Institute). He received a B.S. in engineering from the University of California, Berkeley and an M.S. and a Ph.D. in engineering science from the California Institute of Technology.

Other Public Company Board Service: Intuitive Surgical, Inc. (since 2009)

Past Public Company Board Service (since 2013): Affymetrix, Inc. (2009 to 2016)

In selecting Dr. Guthart as a nominee for election to the Board of Directors, the Board considered, among other things, his deep business, operating, financial, and scientific experience as an executive and CEO of a public life sciences company. The Board of Directors believes that Dr. Guthart’s leadership experience as the CEO of a public life sciences and technology company in complex, high growth markets will provide valuable perspective to the Board and the company’s strategic planning and business development efforts.

Philip W. Schiller Director since: 2016 Independent	Mr. Schiller has been a director since July 2016. Mr. Schiller rejoined Apple Inc. in April 1997 and assumed his current position as Senior Vice President, Worldwide Marketing in February 2002 and is a member of Apple’s executive team responsible for the company’s product marketing, developer relations, business marketing, education marketing, international marketing, and App Store programs. He has

Illumina, Inc. 2018 Proxy Statement  •  23

helped Apple create and market some of the best-selling products in the world including the Mac, iPod, iTunes, iPhone, the App Store, Apple TV, and the Apple Watch. Prior to rejoining Apple, Mr. Schiller was Vice President of Product Marketing at Macromedia, Inc. from 1995 to 1997 and Director of Product Marketing at FirePower Systems, Inc. from 1993 to 1995. Prior to that, Mr. Schiller spent six years at Apple in various marketing positions. Mr. Schiller received a B.S. in biology from Boston College.

Other Public Company Board Service: None

Past Public Company Board Service (since 2013): None

In selecting Mr. Schiller as a past nominee for election to the Board of Directors, the Board considered, among other things, his track record and global experience in bringing world-class products to market. The Board of Directors believes that Mr. Schiller’s marketing expertise will provide the company and the Board with important insights into communicating the benefits of the company’s products and technology to customers and other stakeholders. Mr. Schiller’s extensive senior management experience in one of the world’s leading consumer technology companies, particularly in key marketing positions, provide the appropriate skills to serve on our Board of Directors.

John W. Thompson Director since: 2017 Independent

Mr. Thompson was Chief Executive Officer of Virtual Instruments, a privately-held company that provides infrastructure performance analytics for virtualized and private cloud computing environments from 2010 until it merged with Load DynamiX in March 2016. Since 2009, Mr. Thompson has been an active investor in early-stage technology companies in Silicon Valley. Mr. Thompson served as Chairman and Chief Executive Officer of Symantec Corp. beginning in 1999, helping transform Symantec into a leader in security, storage, and systems management solutions. Mr. Thompson stepped down as Chief Executive Officer of Symantec in 2009, and left Symantec’s board of directors in 2011. Previously, Mr. Thompson held leadership positions in sales, marketing, and software development at IBM, including general manager of IBM Americas. He was a member of IBM’s Worldwide Management Council. Mr Thompson received a B.S. in business administration from Florida A&M University and an M.B.A. from MIT Sloan School of Management.

Other Public Company Board Service: Microsoft Corporation (since 2012)

Past Public Company Board Service (since 2013): United Parcel Service (2000 to 2013)

In selecting Mr. Thompson as a nominee for election to the Board of Directors, the Board considered, among other things, Mr. Thompson extensive technology leadership experience, including as a CEO at Symantec and Virtual Instruments and Chairman of the Board at Microsoft. The Board believes his depth and breadth of knowledge in technology, other private sector industries, and the public sector greatly contribute to the Board’s strategic leadership of the Company.

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Board of Directors and Corporate Governance

Board of Directors

Our business is managed under the direction of the Board of Directors. Our certificate of incorporation and bylaws provide for a classified Board of Directors consisting of three classes of directors with staggered three-year terms. The Board has determined that a majority of the members of the Board, specifically Dr. Arnold, Mr. Bowman, Ms. Dorsa, Ms. Eastham, Dr. Epstein, Dr. Guthart, Mr. Schiller, and Mr. Thompson, are independent directors under the rules of NASDAQ.

The Board intends to hold executive sessions of the non-employee directors following each regularly scheduled in-person meeting of the Board of Directors. At its meetings during the fiscal year ended December 31, 2017 (“fiscal 2017”), the Board of Directors regularly met in executive sessions of non-employee directors.

The Board of Directors has adopted Corporate Governance Guidelines, which outline the Company’s significant corporate governance policies and procedures. These guidelines can be viewed on our website at investor.illumina.com under “Corporate Governance.” The Board of Directors meets regularly to review significant developments affecting the company and to act on matters requiring the Board of Directors’ approval. The Board of Directors held six meetings during fiscal 2017. Board members are requested to make attendance at Board and Board committee meetings a priority, to come to meetings prepared, having read any materials provided to the Board of Directors prior to the meeting, and to participate actively in the meetings.

Attendance at Meetings

During fiscal 2017, each director attended, in person or by telephone, at least 75% of the total number of meetings of both the Board of Directors and Board committees on which such director served during the period. Board members are invited to attend our annual meetings of stockholders. We reimburse the travel expenses of any director who travels to attend the annual meetings. We do not have a policy under which all directors are expected to attend the annual meeting of stockholders. Five members of the Board of Directors attended our 2017 annual meeting of stockholders.

Corporate Governance

The Board of Directors and our management believe that good corporate governance is an important component in enhancing investor confidence in the company and increasing stockholder value. The imperative to continue to develop and implement best practices throughout our corporate governance structure is fundamental to our strategy to enhance performance by creating an environment that increases operational efficiency and ensures long-term productivity and growth. Sound corporate governance practices also ensure alignment with stockholder interests by promoting fairness, transparency, and accountability in business activities among employees, management, and the Board of Directors.

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We maintain a corporate governance page on our website that includes key information about our corporate governance initiatives, including our Corporate Governance Guidelines, Code of Conduct, and charters for each of the committees of the Board of Directors, including the Audit Committee, the Compensation Committee, and the Nominating/Corporate Governance Committee. The corporate governance page can be found on our website at investor.illumina.com under “Corporate Governance.”

Board Leadership Structure

Currently, our Board leadership structure consists of a Lead Independent Director, an Executive Chairman, and committee chairs. Our CEO also serves as a member of the Board. This structure allows our Executive Chairman, who served as our CEO from 1999 until 2016, to lead our Board and continue to be a critical resource for our executive management team, while also providing for effective independent board oversight through a Lead Independent Director. We believe that, in a time of business and leadership growth and transition, Illumina is very well served by having our Board led by an Executive Chairman who is intimately familiar with our business, culture, and opportunities, and who liaises regularly with our CEO, acting as a critical link between management and our independent directors. Our Executive Chairman is able to focus the independent directors’ attention on the issues of greatest importance to the company and our stockholders.

Term Limits

Absent special circumstances agreed to by a majority of the Board (excluding the affected member(s)), no non-employee Board member joining the Board after December 31, 2015, may serve for more than a total of 10 years, and no non-employee Board member serving as of December 31, 2015, may stand for reelection after serving for more than a total of 10 years as a non-employee director.

Board’s Role in Risk Oversight

Risk Oversight Generally

The Board of Directors is responsible for overseeing our risk management. To assist its oversight function, the Board has delegated many risk oversight functions to the Audit Committee. Under its charter, the Audit Committee is responsible for providing advice to the Board with respect to our risk evaluation and mitigation processes, including, in particular, the processes utilized by management for identifying, evaluating, and mitigating strategic, financial, operational, security, regulatory, and external risks inherent in our business. The Audit Committee also oversees our internal audit function. In addition to the Audit Committee’s work in overseeing risk management, our full Board regularly engages in discussions of the most significant risks that we face and how these risks are being managed, and the Board receives reports on risk management from our senior officers and outside consultants engaged to provide an enterprise-level review of the risks facing the company.

Each of the Board’s committees oversees the management of company risks that fall within that committee’s areas of responsibility. In performing this function, each committee has full access to management and may engage advisors. For example, the Nominating/Corporate Governance

Illumina, Inc. 2018 Proxy Statement  •  26

Committee is responsible for overseeing governance risks facing the company, while the Compensation Committee oversees the company’s executive compensation program and considers the impact of the program and of the incentives created by the compensation awards on the company’s risk profile.

Members of the Board also are invited to participate in the Company’s management-led information security working group, which is charged with the protection of intellectual property; confidential and sensitive business data from hostile or malicious attack; the protection of sensitive personal data from unauthorized access; product security; and enterprise technology risk review.

Our senior executives provide the Board of Directors and its committees with regular updates about Company strategies and objectives and associated risks at Board and committee meetings and in regular reports. Board and committee meetings also provide a venue for directors to discuss issues of concern with management. The Board of Directors and committees call special meetings when necessary to address specific issues or matters that should be addressed before the next regularly scheduled meeting. In addition, our directors have access to our management at all levels to discuss any matters of interest, including those related to risk. Those members of management most knowledgeable about the applicable issues attend Board meetings to provide additional insight into items being discussed, including exposures and mitigation strategies with respect to various risks. The Board of Directors believes that the work undertaken by the Audit Committee, together with the work of the full Board and the CEO, enables the Board to effectively oversee our risk management function.

Compensation Programs

The Compensation Committee, together with senior management and external compensation consultants, reviews compensation programs and benefits plans affecting employees generally (in addition to those applicable to our executive officers), and we have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the company. We also believe that our incentive compensation arrangements provide incentives that do not encourage risk-taking beyond our ability to effectively identify and manage significant risks; are compatible with effective internal controls and our risk management practices; and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.

Committees of the Board of Directors

The Board of Directors has three standing committees to facilitate and assist the Board in the execution of its responsibilities. These committees are currently the Audit Committee, the Compensation Committee, and the Nominating/Corporate Governance Committee. All of the committees are composed solely of non-employee, independent directors. Charters for each committee are available on our website at www.illumina.com under “Committee Composition.”

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Audit Committee

Purpose	• Oversee the company’s accounting and financial reporting processes, including audits of its financial statements
Responsibilities

•  Ensure the integrity of the company’s financial statements and disclosures

•  Review and confirm the independent auditor’s qualifications and independence

•  Monitor the performance of the company’s internal audit function and independent registered public accounting firm

•  Evaluate the adequacy and effectiveness of the company’s internal controls

•  Oversee the company’s compliance with legal and regulatory requirements

•  Supervise the processes utilized by management for identifying, evaluating, and mitigating strategic, financial, operational, regulatory, and external risks inherent in the company’s business

The Board of Directors has unanimously determined that all Audit Committee members satisfy the additional independence requirements that apply to Audit Committee members under NASDAQ listing standards, are financially literate under NASDAQ listing standards, and at least one member has financial sophistication under NASDAQ listing standards. In addition, the Board of Directors has unanimously determined that all Audit Committee members qualify as an “audit committee financial expert” under SEC rules and regulations. Designation as an “audit committee financial expert” is an SEC disclosure requirement and does not impose any additional duties, obligations, or liability on any person so designated.

Compensation Committee

Purpose

•  Discharge the Board’s duties and responsibilities relating to compensation of our non-employee directors and executive officers

•  Oversee the design and management of our equity and other compensation plans

Responsibilities

•  Report annually to our stockholders on executive compensation matters

•  Administer our equity and other compensation plans

•  Recommend to the Board the amount and form of CEO compensation, taking into account the Board’s annual performance evaluation of the CEO

•  Review and approve the amount and form of compensation to be paid to our other executive officers and senior, non-executive employees

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•  Oversee our compensation practices for all other non-executive employees

•  Motivate executives to perform to their highest level and reward outstanding achievement

•   Maintain appropriate levels of risk and reward, assessed on a relative basis at all levels within the company in proportion to individual contribution and performance and tied to achievement of financial, organizational, and management performance goals

•  Encourage executives to manage from the perspective of owners with an equity stake in the company

•  Review and make initial (in the case of new hires) and periodic (in the case of then-current company employees) determinations with respect to who is (i) an “executive officer” of the company with reference to Rule 3b-7 of the Exchange Act and (ii) a “Section 16 officer” of the company with reference to Rule 16a-1(f) of the Exchange Act

The Board of Directors has unanimously determined that all Compensation Committee members satisfy the additional independence requirements that apply to Compensation Committee members under NASDAQ listing standards, qualify as “non-employee directors” for the purposes of Section 16 of the Exchange Act, and qualify as “outside directors” for the purposes of Section 162(m) of the Internal Revenue Code of 1986.

The CEO may not participate in or be present during any deliberations or determinations of the Compensation Committee regarding his compensation.

The CEO has been delegated limited authority to grant equity incentive awards to any employee who has a title of or below the rank of “Vice President,” who is not designated as a “Section 16 Officer,” and who does not report directly to him. The CEO may exercise this authority without any further action required by the Compensation Committee; however, the Compensation Committee approves grant ranges based on employee job levels to guide the CEO in the exercise of his authority and sets maximum individual award values that may be granted under this authority. The purpose of this delegation of authority is to enhance the flexibility of equity administration and to facilitate the timely grant of equity awards to non-management employees, particularly new employees, within the specified limits approved by the Compensation Committee. At least annually, the Compensation

Committee reviews this authority and grant guidelines to ensure alignment with market and good governance practices. The CEO reports at least annually to the Compensation Committee on his exercise of this delegated authority. In addition, the Compensation Committee reviews our equity award usage forecast on a quarterly basis as part of its administration duties within our stockholder-approved 2015 Stock and Incentive Plan.

Illumina, Inc. 2018 Proxy Statement  •  29

Nominating/Corporate Governance Committee

Purpose	• Oversee matters of corporate governance, including the evaluation of the performance, composition, and practices of the Board of Directors
Responsibilities

•  Identify individuals qualified to serve as members of the Board of the company

•  Select nominees for election as directors of the company

•  Evaluate the performance of the Board and its Committees

•  Develop and recommend corporate governance guidelines to the Board

•  Provide oversight with respect to corporate governance and ethical conduct

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is, or ever has been, an officer or employee of the company. Furthermore, during fiscal 2017, none of our current executive officers served as a member of a board of directors or compensation committee (or other board committee performing equivalent functions) of another entity where an executive officer of such entity served as a member of our Board of Directors or Compensation Committee.

Code of Conduct

We have adopted a Code of Conduct that applies to all of our directors, officers, and employees, including our principal executive officer and principal financial officer. Our Code of Conduct is reviewed by the Nominating/Corporate Governance Committee on an annual basis and modified as deemed necessary. Our Code of Conduct is available for download from our website, www.illumina.com under “Corporate Governance.” A copy of the Code of Conduct may also be obtained free of charge from us upon a request directed to Illumina, Inc., 5200 Illumina Way, San Diego, California 92122, Attention: Corporate Secretary. We will disclose within four business days any substantive changes in or waivers of the Code of Conduct granted to our principal executive officer, principal financial officer, principal accounting officer, or controller, or persons performing similar functions, by posting such information on our website as set forth above rather than by filing a Form 8-K with the SEC.

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Director Nominations

Criteria for Board Membership

The Board of Directors has delegated to the Nominating/Corporate Governance Committee the responsibility for reviewing and recommending to the Board nominees for Board membership. In accordance with our Corporate Governance Guidelines, the Nominating/Corporate Governance Committee, in evaluating Board candidates, considers factors such as depth and breadth of experience, wisdom, integrity, ability to make independent analytical inquiries, understanding of our business environment, and willingness to devote adequate time to Board duties, all in the context of an assessment of the needs of the Board at the time. The Nominating/Corporate Governance Committee seeks to ensure that at least a majority of directors are independent under NASDAQ listing standards, that members of our Audit Committee meet the financial literacy and sophistication requirements under NASDAQ listing standards, and at least one of them qualifies as an “audit committee financial expert” under the rules of the SEC.

The Nominating/Corporate Governance Committee’s objective is to maintain a board comprised of individuals of the highest personal character, integrity, and ethical standards, and that reflects a range of professional backgrounds and skills relevant to our business. For each of the nominees to the Board, the biographies shown above highlight the experiences and qualifications that were viewed as being among the most important by the Nominating/Corporate Governance Committee in concluding that the nominee should serve as a director. The Nominating/Corporate Governance Committee considers diversity as one of many factors in identifying nominees for director, including personal characteristics such as race and gender, as well as diversity in the experience and skills that contribute to the Board’s performance of its responsibilities in the oversight of a complex and highly-competitive global business. The Nominating/Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees or dispositive in any specific instance.

Process for Identifying and Evaluating Nominees

The Nominating/Corporate Governance Committee believes we are well served by our current directors. In the ordinary course, absent special circumstances or a material change in the criteria for Board membership, the Nominating/Corporate Governance Committee will re-nominate incumbent directors who continue to be qualified for Board service and are willing to continue as directors. If an incumbent director is not standing for re-election, or if a vacancy on the Board occurs between annual stockholder meetings, the Nominating/Corporate Governance Committee will seek out potential candidates for Board appointment who meet the criteria for selection as a nominee and have the specific qualities or skills being sought. In addition, from time to time the Board may seek to expand its ranks to bring in new Board members with special skills or experience relevant and useful to us at our particular stage of development. Director candidates will be selected based on input from members of our Board of Directors, our senior management, and, if the Nominating/Corporate Governance Committee deems appropriate, a third-party search firm. The Nominating/Corporate

Illumina, Inc. 2018 Proxy Statement  •  31

Governance Committee will evaluate each candidate’s qualifications and check relevant references; in addition, such candidates will be interviewed by members of the Nominating/Corporate Governance Committee. Candidates meriting serious consideration will meet with each member of the Board of Directors. Based on this input, the Nominating/Corporate Governance Committee will evaluate which of the prospective candidates is qualified to serve as a director and whether the committee should recommend to the Board that this candidate be appointed to fill a current vacancy on the Board or presented for the approval of the stockholders, as appropriate.

Stockholder Nominees

The Nominating/Corporate Governance Committee will consider written proposals from stockholders for nominees for director under the same criteria described above but, based on those criteria, may not necessarily recommend those nominees to the Board of Directors. Any such nominations should be submitted to the Nominating/Corporate Governance Committee, via the attention of our Corporate Secretary, and should include the following information:

•	all information relating to such nominee that is required to be disclosed pursuant to the Exchange Act (including such person’s written consent to a background check, to being named in the proxy statement as a nominee, and to serving as a director, if elected);

•	the names and addresses of the stockholder(s) making the nomination and the number of shares of our common stock that are owned beneficially and of record by such stockholder(s); and

•	appropriate biographical information and a statement as to the qualification of the nominee, including the specific experience, qualifications, attributes, or skills of the nominee, demonstrating the relevance and usefulness to our company of such experience, qualifications, attributes, or skills at our particular stage of development.

Nominations should be submitted in the timeframe described in our bylaws and under the caption “Stockholder Proposals for our 2019 Annual Meeting” below.

Proxy Access

Our bylaws permit a stockholder, or a group of up to 20 stockholders, owning 3% or more of the company’s outstanding capital stock continuously for at least three years, to nominate and include in the company’s proxy materials the greater of two directors or 20% of the number of directors currently serving on the Board, provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in the bylaws.

Communications with the Board of Directors

All interested parties who wish to communicate with the Board of Directors or any of the non-employee directors may do so by sending a letter to the Corporate Secretary, Illumina, Inc., 5200 Illumina Way, San

Illumina, Inc. 2018 Proxy Statement  •  32

Diego, California 92122, and should specify the intended recipient or recipients. All such communications will be forwarded to the appropriate director or directors for review, except for spam, junk mail, mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material.

In addition, you may send, in an envelope marked “Confidential,” a written communication to the Chair of the Audit Committee, via the attention of our Corporate Secretary, at Illumina, Inc., 5200 Illumina Way, San Diego, California 92122. All such envelopes will be delivered unopened to the Chair of the Audit Committee.

Director and Officer Stock Ownership Policy

The Board of Directors, acting on the recommendation of the Compensation Committee, has adopted stock ownership guidelines that are applicable to each of our non-employee directors, each of our executive officers who is subject to the restrictions of Section 16 of the Exchange Act, and each of our officers having a title of “Senior Vice President” or above. Each individual subject to the guidelines is expected to own and hold shares of our common stock having an aggregate value at least equal to:

Title	Multiple
Non-Employee Director	5x annual retainer
Chief Executive Officer	5x base salary
Executive Chairman	5x base salary
Executive Vice President	2x base salary
Senior Vice President	1x base salary
Section 16 officer, if not covered above	1x base salary

Under the ownership guidelines, each individual subject to the guidelines is required to achieve compliance with the applicable ownership levels set forth above within three years from the date such individual director or officer first became subject to the guidelines, either as a result of a new hire or promotion. As of the end of fiscal 2017, each individual subject to the guidelines was in compliance with applicable ownership levels. Unvested performance stock units (“PSUs”) and unvested stock options do not count towards satisfaction of the ownership guidelines.

During such time as a covered officer or director is not in compliance with his or her applicable ownership guidelines, such officer or director:

•	is required to retain an amount equal to 100% of the net shares of common stock received as a result of the vesting of restricted stock or restricted stock units (“net shares” are those shares that remain after shares are sold or netted to pay withholding taxes); and

•	may not establish a qualified trading plan (i.e., a Rule 10b5-1 trading program) or modify an existing qualified trading plan to increase the number of shares of our common stock to be sold under such plan (under our Insider Trading Policy our directors, executive officers, and each of our officers having a title of “Senior Vice President” or above may only sell shares of our common stock pursuant to a qualified trading plan).

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Director Compensation

Our directors play a critical role in guiding our strategic direction and overseeing management of the company. Ongoing developments in corporate governance and financial reporting have resulted in an increased demand for highly qualified and productive public company directors. The many responsibilities and risks and the substantial time commitment of being a director of a public company require that we provide adequate incentives for our directors’ continued performance by paying compensation commensurate with our directors’ workload. Our non-employee directors are compensated based upon their respective levels of Board participation and responsibilities, including service on Board committees. Directors who are members of our management team, such as Mr. Flatley and Mr. deSouza, receive no separate compensation for their services as directors.

Our director compensation is overseen by the Compensation Committee of our Board of Directors, which makes recommendations to the Board of Directors on the appropriate amount and structure of our programs in light of various factors, including then-current competitive practice.

2017 Compensation Review

For fiscal 2017 compensation purposes, the Compensation Committee retained an independent compensation consultant from Radford, an Aon Hewitt Company, as the Compensation Committee’s advisor, in order to provide guidance and recommendations on the Board’s non-employee director compensation program and to determine recommendations for policy changes. Radford conducted a comprehensive formal review and analysis of our non-employee director compensation and incentive programs relative to certain competitive benchmarks. This review included a benchmarking analysis of our non-employee director compensation philosophy and practices against prevailing market practices of identified peer group companies and broader industry trends. The analysis included review of the total direct compensation (inclusive of cash retainers and stock-based compensation) of our non-employee directors as compared with such market benchmarks. It involved an assessment of market trends covering available public information in addition to proprietary data provided by Radford.

For purposes of this benchmarking analysis, the Compensation Committee, in consultation with Radford, identified a list of 19 peer group companies from the Pharmaceutical, Biotech and Tools; Healthcare Equipment and Supplies; Technology Hardware and Equipment; Semiconductor and Semiconductor Equipment; and Software and Software Services sectors to capture companies in a similar sector as well as the broader technical market. The criteria used in developing this list of peer companies included revenue growth, actual revenue (0.5x to 4x Illumina), market capitalization (0.5x to 4x Illumina), research and development expenses as a percent of revenue, and total shareholder return. The Compensation Committee also considered criteria applied by corporate governance groups. In 2016, when the Compensation Committee reviewed peer benchmarking data in preparation for the adoption of a compensation peer group for fiscal 2017, Illumina was positioned at the 36th percentile for revenue and the 55th percentile for market capitalization.

Illumina, Inc. 2018 Proxy Statement  •  34

There were no changes to our director compensation peer group for fiscal 2017, which consist of the following companies:

Alexion Pharmaceuticals, Inc.	Intuitive Surgical, Inc.	salesforce.com, inc.
Biogen Inc.	Jazz Pharmaceuticals plc	Thermo Fisher Scientific Inc.
C. R. Bard, Inc.	Juniper Networks, Inc.	Varian Medical Systems, Inc.
Celgene Corporation	QIAGEN N.V.	VMware, Inc.
The Cooper Companies, Inc.	Regeneron Pharmaceuticals, Inc.	Waters Corporation
Edwards Lifesciences Corporation	ResMed Inc.	Workday, Inc.
IDEXX Laboratories, Inc.

Use of Benchmarking Data in Setting Compensation

The Compensation Committee reviews director compensation practices and program design at peer group companies to inform its decision-making process so that it can set total compensation levels that it believes are commensurate with the company’s scope and performance. However, the Compensation Committee believes that market data is only one factor in setting compensation. Director compensation determinations are the result of many factors, including the Compensation Committee’s business judgment, which is informed by the experiences of the members of the Compensation Committee, as well as input from, and peer group data provided by, the Compensation Committee’s independent compensation consultant. No one factor is intended to be dispositive in setting compensation.

The consultant to the Compensation Committee gathers market data from the approved peer group and examines a range of pay at the 25th, 50th, and 75th percentiles, and reviews with the Compensation Committee on an annual basis the total direct compensation and each pay element comprising total direct compensation. This provides the Compensation Committee an understanding of the distribution of compensation in the market for directors of peer group companies. The Compensation Committee has set the director total direct compensation target above the 50th percentile as a reflection of the performance and goals of the Company, and in an effort to attract the most qualified directors to serve on the Board.

The largest component of total direct compensation, approximately 85%, is delivered through equity-based awards. This represents a larger percentage of total direct compensation than that of our peer group and serves to retain our directors and align their interests with those of our stockholders. Our equity ownership guidelines also serve to align the compensation of our directors with an emphasis on long-term decision making and company performance.

Cash Compensation

Annual Retainer

During fiscal 2017, each of our non-employee directors was eligible to receive an annual cash retainer of $55,000 and the Lead Independent Director was eligible to receive an additional $27,500. In

Illumina, Inc. 2018 Proxy Statement  •  35

addition, in October 2016, the Board appointed Dr. Epstein to serve as the Board’s observer, and an advisor to, the board of directors of GRAIL, Inc., for which he would be compensated $40,000 per year. Dr. Epstein’s service as the Board’s observer of, and an advisor to, GRAIL’s board of directors ended on March 1, 2017.

Committee Fees

In addition, during fiscal 2017 each of our non-employee directors serving on one or more Board committees was eligible to receive the applicable fees set forth below.

	Fiscal 2017 Board Committee Fees ($)
	Audit Committee	Compensation Committee	Nominating/Corporate Governance Committee
Chairperson	25,000	25,000	15,000
Member	15,000	15,000	10,000

Stock in Lieu of Cash Compensation

Non-employee directors may elect to receive shares of our common stock in lieu of all, but not less than all, cash retainers and Board committee fees otherwise payable by the company to such director in a given calendar year. Shares issued to an eligible director electing to receive cash compensation in the form of shares will not be subject to vesting or forfeiture restrictions and will be issued on a quarterly basis. The number of shares issued to an eligible director electing to receive shares in lieu of cash will equal the amount of cash compensation otherwise payable by the company to such director for the immediately preceding calendar quarter, divided by the weighted average closing price of our common stock during the immediately preceding calendar quarter (calculated by reference to each trading day during such quarter). No fractional shares will be issued, and in lieu of fractional shares, the company will pay to such electing director an amount of cash equal to any such fractional share multiplied by the weighted average closing price of our common stock during the immediately preceding calendar quarter (calculated by reference to each trading day during such quarter).

Equity Compensation

Annual Awards

In connection with our annual meeting of stockholders, each of our non-employee directors is eligible to receive a restricted stock unit (RSU) award having an award value of $400,000 (as determined based on the fair market value of the company’s common stock on the date of grant), which award is to be made automatically on the date of such annual meeting of stockholders. If $400,000 is not wholly divisible by the fair market value of the company’s common stock on the date of grant, then each non-employee director will receive the smallest whole number of shares with a total value above $400,000 as of such date (and no fractional shares will be issued in connection with such RSU award). Such annual RSU awards will vest on the earlier of the first anniversary of the grant date or the day prior to the annual meeting of stockholders immediately following the annual meeting at which the award is granted, in both cases subject to continued service as a board member through the vesting date

Illumina, Inc. 2018 Proxy Statement  •  36

Accordingly, in connection with our 2017 annual meeting of stockholders, on May 30, 2017, each of our non-employee directors who were serving at the time of the 2017 annual meeting received an award of 2,305 RSUs (having an award value of $400,101.90 based on the closing price of our common stock on May 30, 2017, of $173.58). The RSUs will vest on the earlier of (i) the one year anniversary of the grant date of the award and (ii) the date immediately preceding the date of the 2018 annual meeting of stockholders.

Awards Upon First Joining the Board of Directors

During fiscal 2017, each non-employee director, upon first joining the Board, whether through election by our stockholders or appointment by our Board to fill a vacancy, was eligible to receive a one-time RSU award having a value of two times the annual RSU award (currently $800,000 based on an annual award value of $400,000), as determined based on the fair market value of the company’s common stock on the date of grant. If $800,000 is not wholly divisible by the fair market value of the company’s common stock on the date of grant, then each non-employee director will receive the smallest whole number of shares with a total value above $800,000 as of such date (and no fractional shares will be issued in connection with such RSU award). Initial RSU awards vest over a four-year period, with 25% of the RSU vesting on each of the first four anniversaries of the grant. An employee director who ceases to be an employee but remains a director will not receive this initial RSU award.

Additional Benefits

Directors who receive RSUs are given the opportunity, at the time they execute award agreements providing for the RSU grant, to elect to receive, at the time the RSU vests, a portion of the award in cash rather than in shares.

In addition to the cash and equity compensation described above, we reimburse our non-employee directors for their expenses incurred in connection with attending Board and committee meetings.

Illumina, Inc. 2018 Proxy Statement  •  37

Director Compensation

The following table summarizes the total compensation paid by the company to our non-employee directors for fiscal 2017.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Frances Arnold	68,000	400,102	—	—	—	—	468,102
A. Blaine Bowman(4)	112,500	400,102	—	—	—	—	512,602
Daniel M. Bradbury(5)	34,981	—	—	—	—	—	34,981
Caroline D. Dorsa(6)	64,885	1,200,111	—	—	—	—	1,264,996
Karin Eastham	93,000	400,102	—	—	—	—	493,102
Robert S. Epstein	92,442	400,102	—	—	—	—	492,544
Jay T. Flatley(7)	—	—	—	—	—	—	—
Gary S. Guthart(8)	4,685	800,052	—	—	—	—	804,737
Philip W. Schiller	60,923	400,102	—	—	—	—	461,025
John W. Thompson(9)	46,519	800,063	—	—	—	—	846,582
Roy A. Whitfield(10)	39,096	—	—	—	—	—	39,096

(1)	Mr. deSouza, our President and Chief Executive Officer, is not included in this table because he is an employee and receives no additional compensation for his service as a director. The compensation received by Mr. deSouza as a named executive officer is shown in the Summary Compensation Table on page 64.
(2)	This reflects the grant date fair value of awards granted during fiscal 2017 and is computed in accordance with FASB ASC Topic 718, based on the closing stock price on the grant date.
(3)	Each of the then-serving directors received an award of 2,305 RSUs on May 30, 2017 (the date of our 2017 annual meeting of stockholders), with a per share value of $173.58 (the closing price of our common stock on NASDAQ on May 30, 2017).
(4)	Mr. Bowman will retire from the Board effective immediately before this year’s annual meeting.
(5)	Mr. Bradbury retired from the Board effective as of May 30, 2017.
(6)	Ms. Dorsa was appointed to the Board of Directors on January 26, 2017. In connection with her appointment, she received an award of 4,996 RSUs on January 26, 2017, with a per share value of $160.13 (the closing price of our common stock on NASDAQ on January 26, 2017).
(7)	Mr. Flatley, our Executive Chairman, did not receive compensation for his service as a director. As an employee of the Company, Mr. Flatley received a salary of $500,000, stock awards valued at $2,000,002, non-equity incentive plan compensation of $530,000, and other compensation valued at $17,602.
(8)	Dr. Guthart was appointed to the Board of Directors on December 1, 2017. In connection with his appointment, he received an award of 3,552 RSUs on December 1, 2017, with a per share value of $225.24 (the closing price of our common stock on NASDAQ on December 1, 2017).
(9)	Mr. Thompson was appointed to the Board of Directors on May 3, 2017. In connection with his appointment, he received an award of 4,262 RSUs on May 3, 2017 with a per share value of $187.72 (the closing price of our common stock on NASDAQ on May 3, 2017).
(10)	Mr. Whitfield retired from the Board effective as of May 30, 2017.

Illumina, Inc. 2018 Proxy Statement  •  38

The following table shows the total number of unvested RSUs and total stock options held by each of our directors, other than Mr. deSouza, as of December 31, 2017:

Name	Unvested RSUs Outstanding	Vested Stock Options Outstanding	Unvested Stock Options Outstanding
Frances Arnold	6,814	—	—
A. Blaine Bowman(1)	2,305	18,400	—
Daniel M. Bradbury(2)	—	—	—
Caroline D. Dorsa(3)	7,301	—	—
Karin Eastham	2,305	7,600	—
Robert S. Epstein	2,305	21,600	—
Jay T. Flatley	47,725	—	—
Gary S. Guthart(4)	3,552	—	—
Philip W. Schiller	6,004	—	—
John W. Thompson(5)	4,262	—	—
Roy A. Whitfield(6)	—	—	—

(1)	Mr. Bowman will retire from the Board effective immediately before this year’s annual meeting.
(2)	Mr. Bradbury retired from the Board effective as of May 30, 2017.
(3)	Ms. Dorsa was appointed to the Board of Directors on January 26, 2017.
(4)	Dr. Guthart was appointed to the Board of Directors on December 1, 2017.
(5)	Mr. Thompson was appointed to the Board of Directors on May 3, 2017.
(6)	Mr. Whitfield retired from the Board effective as of May 30, 2017.

Illumina, Inc. 2018 Proxy Statement  •  39

Stock Ownership and Section 16 Compliance

The following table sets forth the number of shares of our common stock beneficially owned by each of our directors and director nominees and each executive officer named in the Summary Compensation Table (the “named executive officers”), and by all of our directors, director nominees, and executive officers as a group.

The information set forth below is as of March 29, 2018, and is based upon information supplied or confirmed by the named individuals. The address of each person named in the table below is c/o Illumina, Inc., 5200 Illumina Way, San Diego, California 92122.

Name	Common Stock Beneficially Owned (Excluding Stock Options)(1)	Stock Options Exercisable Within 60 Days of March 29, 2017(2)	Total Common Stock Beneficially Owned(1)(2)	Percent of Common Stock(3)
Francis A. deSouza	66,122	—	66,122	*
Marc A. Stapley(4)	19,555	46,297	65,852	*
Sam A. Samad	315	—	315	*
Garret Hampton	526	—	526	*
Omead Ostadan	5,095	—	5,095	*
Mark Van Oene	8,922	6,000	14,922	*
A. Blaine Bowman(5)	17,736	12,400	30,136	*
Frances Arnold	8,008	—	8,008	*
Caroline D. Dorsa	3,554	—	3,554	*
Karin Eastham	13,288	5,600	18,888	*
Robert S. Epstein	7,088	20,600	27,688	*
Jay T. Flatley(6)	358,199	—	358,199	*
Gary S. Guthart	18	—	18	*
Philip W. Schiller	3,537	—	3,537	*
John W. Thompson	1,119	—	1,119	*
All directors, director nominees, and executive officers as a group (18 persons, including those directors and executive officers named above)	579,461	212,897	792,358	*

*	Represents beneficial ownership of less than one percent (1%) of the issued and outstanding shares of common stock.
(1)	Includes shares of stock beneficially owned as of March 29, 2018. Also includes restricted stock units, or RSUs, vesting within 60 days of March 29, 2018. An RSU represents a conditional right to receive one share of our common stock at a specified future date.
(2)	Includes stock options that are exercisable as of March 29, 2018, and stock options that vest, or become exercisable, within 60 days of March 29, 2018.
(3)	Percentage ownership is based on 146,745,589 shares of common shares of common stock outstanding on March 29, 2018.
(4)	Includes 14,084 shares owned by Mr. Stapley’s trust.
(5)	Includes 868 shares owned by Mr. Bowman’s trust and partnership.
(6)	Includes 140 shares owned by Mr. Flatley’s minor children.

Illumina, Inc. 2018 Proxy Statement  •  40

As of March 29, 2018, the following are the only persons known to us to be the beneficial owner of more than five percent of our common stock:

Name and Address of Beneficial Owner	Common Stock Beneficially Owned	Percent of Common Stock(1)
Baillie Gifford & Co.(2) Calton Square, 1 Greenside Row Edinburgh EH1 3AN Scotland UK	17,756,134	12.1%
BlackRock, Inc.(3) 55 East 52nd Street New York, NY 10022	11,658,770	7.9%
Capital Research Global Investors(4) 333 South Hope Street, 55th floor Los Angeles, CA 90071	11,487,809	7.8%
The Vanguard Group(5) 100 Vanguard Blvd. Malvern, PA 19355	10,250,911	7.0%
The Growth Fund of America(6) 6455 Irvine Center Drive Irvine, CA 92618	8,051,971	5.5%

(1)	Percentage ownership is based on 146,745,589 shares of common shares of common stock outstanding on March 29, 2018.
(2)	This information is based on a Schedule 13G/A filed with the SEC on January 29, 2018. Baillie Gifford & Co. reports that it has sole voting power with respect to 9,118,339 shares and sole dispositive power with respect to 17,756,134 shares.
(3)	This information is based on a Schedule 13G/A filed with the SEC on January 25, 2018. BlackRock, Inc. reports that it has sole voting power with respect to 10,322,675 shares and sole dispositive power with respect to 11,658,770 shares.
(4)	This information is based on a Schedule 13G/A filed with the SEC on February 14, 2018. Capital Research Global Investors reports that it has sole voting and sole dispositive power with respect to 11,487,809 shares.
(5)	This information is based on a Schedule 13G/A filed with the SEC on February 9, 2018. The Vanguard Group reports that it has sole voting power with respect to 209,179 shares, shared voting power with respect to 31,952 shares, sole dispositive power with respect to 10,014,622 shares, and shared dispositive power with respect to 236,289 shares.
(6)	This information is based on a Schedule 13G/A filed with the SEC on February 14, 2018. The Growth Fund of America, Inc. reports that it does not have sole or shared voting or dispositive power with respect to any of the shares. We understand that The Growth Fund of America, Inc. is an investment company and is advised by Capital Research and Management Company. Capital Research and Management Company manages equity assets for various investment companies through three divisions, Capital Research Global Investors, Capital International Investors and Capital World Investors. Accordingly, these shares may also be reflected in the Schedule 13G/A filed with the SEC on February 14, 2018 by Capital Research Global Investors referenced in note (4) above.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of the our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the company. Executive officers, directors, and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during fiscal 2017 each of our executive officers,

Illumina, Inc. 2018 Proxy Statement  •  41

directors, and greater than 10% beneficial owners were in compliance with applicable Section 16(a) filing requirements, except for the following:

•	A late Form 3 report was filed for Mr. Samad on January 12, 2017, to report initial statement of holdings upon Mr. Samad becoming a Section 16(a) officer effective January 6, 2017.

•	A late Form 3 report was filed for Dr. Hampton on February 17, 2017, to report initial statement of holdings upon Dr. Hampton becoming a Section 16(a) officer effective January 26, 2017.

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Executive Officers

The following table sets forth the names, ages, positions, and business experience during the past five years of our executive officers as of April 6, 2018:

Name	Age	Position	Year Joined Illumina	Recent Business Experience
Francis A. deSouza	47	President and CEO	2013	2016 – present: present position 2013 – 2016: President 2011 – 2013: Group President, Enterprise Products and Services for Symantec Corporation
Charles E. Dadswell	59	Senior Vice President, General Counsel & Secretary	2013	2013 – present: present position 2011 – 2013: Vice President, General Counsel for North and Latin America, and corporate director of global intellectual property at bioMerieux
Garret Hampton, Ph.D.	52	Executive Vice President, Clinical Genomics	2017

2017 – present: present position

2014 – 2016: VP and Global Head, Oncology

Biomarker Development and Companion Diagnostics at Genentech

2009 – 2014: Senior Director, Oncology Biomarker

Development and Companion Diagnostics at Genentech

Aimee Hoyt	47	Senior Vice President, Chief People Officer	2018	2018 – present: present position 2015 – 2017: Executive Vice President, Chief Human Resources Officer, Rackspace 2010 – 2015: Executive Vice President, Human Resources, IGT
Omead Ostadan	46	Executive Vice President, Operations and Products	2007

2017 – present: present position

2015 – 2017: Senior Vice President, Operations,

Products and Strategy

2015 – 2015: Senior Vice President, Operations and

Development

2011 – 2015: Senior Vice President, Product

Development

Mostafa Ronaghi, Ph.D.	49	Senior Vice President & Chief Technology Officer	2008	2008 – present: present position
Sam A. Samad	48	Senior Vice President, Chief Financial Officer	2017	2017 – present: present position 2012 – 2016: Senior Vice President & Corporate Treasurer at Cardinal Health 2009 – 2012: Senior Vice President & CFO, Pharmaceutical Segment at Cardinal Health
Marc A. Stapley	48	Executive Vice President, Strategy and Corporate Development	2012

2017 – present: present position

2017 – 2017: Executive Vice President, Chief

Administrative Officer

2015 – 2017: Executive Vice President, CAO and CFO

2012 – 2015: Senior Vice President & CFO

2009 – 2012: Senior Vice President, Finance at Pfizer,

Inc.

Mark Van Oene	45	Senior Vice President & Chief Commercial Officer	2006

2017 – present: present position

2016 – 2017: Senior Vice President and General

Manager, Americas Commercial Operations

2014 – 2016: Vice President and General Manager,

Americas Commercial Operations

2012 – 2014: Vice President, Global Sales

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Compensation Discussion and Analysis

The Compensation Committee of the Board of Directors determines the compensation for our executive officers. The Compensation Committee considers, adopts, reviews, and revises executive officer compensation plans, programs, and guidelines, and reviews and determines all components of each executive officer’s compensation. Compensation programs, and the compensation components, for the CEO are, additionally, subject to approval by the Board of Directors. The Compensation Committee also consults with management and Illumina’s employee compensation and benefits group regarding both executive and non-executive employee compensation plans and programs, including administering our equity incentive plans.

This section of the proxy statement explains how our executive compensation programs are designed and operate with respect to Illumina’s “named executive officers,” who are:

•	all individuals serving as the company’s principal executive officer during fiscal 2017;

•	all individuals serving as the company’s principal financial officer during fiscal 2017; and

•	the company’s three most highly compensated executive officers other than the principal executive officer and principal financial officer who were serving as executive officers at the end of fiscal 2017.

For fiscal 2017, our named executive officers were:

Named Executive Officer	Position
Francis A. deSouza	President & CEO
Marc A. Stapley	Executive Vice President, Strategy & Corporate Development(1)
Sam A. Samad	Senior Vice President, Chief Financial Officer
Garret Hampton	Executive Vice President, Clinical Genomics
Omead Ostadan	Executive Vice President, Operations, Products & Strategy
Mark Van Oene	Senior Vice President, Commercial

(1)	Mr. Stapley served as CFO during part of January 2017.

Compensation Philosophy and Objectives

Our executive compensation and benefit programs aim to encourage our executive officers to continually pursue strategic opportunities, while effectively managing our day-to-day operations. Specifically, we have created a compensation package that combines short- and long-term components (cash and equity, respectively) at the levels we believe are most appropriate to motivate and reward our executive officers. The Compensation Committee and our management believe that the proportion of at-risk, performance-based compensation should rise as an employee’s level of responsibility increases.

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Our executive compensation program is designed to achieve four primary objectives:

•	attract, retain, and reward executives who contribute to our success;

•	provide economic incentives for executives to achieve business objectives by linking executive compensation with our overall performance;

•	strengthen the relationship between executive pay and stockholder value through the use of long-term compensation; and

•	reward individuals for their specific contributions to our success.

Executive Summary of Compensation Practices and Governance

As described more fully below, the following highlights are the key features of our compensation practices and governance policies.

✓	Compensation Committee Independence. Our Compensation Committee is composed solely of independent directors and routinely meets in executive session without management.	✓	Independent Compensation Consultant. Our Compensation Committee directly retains an independent compensation consultant compliant with the rules set forth by the SEC and Nasdaq.
✓	Annual “Say-on-Pay” Vote. Our Board of Directors has elected to hold an annual advisory “say-on-pay” vote, and our Compensaiton Committee considers the outcome of the vote in making compensation decisions.	✓	Comprehensive Review and Analysis of Executive Compensation. Our Compensation Committee annually reviews our compensation philisophy, prevailing governance and market trends, and each element of total direct compensation.
✓	Peer-Group Pay Benchmarking. The Compensation Committee reviews compensation data of peer group companies, with particular focus on data falling within the 25th and 75th percentiles. The Committee also considers factors suchs as an executive’s performance, future criticality, and retention risk.	✓	Pay for Performance. Over 65% of our Executive Officer total direct compensation is “at-risk” and contingent on the achievement of corporate financial objectives that are linked to shareholder value.
✓	Incentive Thresholds and Caps. Our performance-based cash compensation and performance-based stock units require a minimum level of Company financial performance before any awards are earned and are capped to avoid excessive risk taking. Awards can range from 0% to 150% of target. The Compensation Committee retains negative discretion to reduce our Executive Officer cash incentive payments.	✓	Pay for Sustained Performance. The majority of our Executive Officer long-term equity compensation is contingent on the Company’s achievement of a pre-established earnings-per-share goal at the end of a three-year peformance period.

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✓	Stock Ownership Guidelines. All of our Executive Officers are required to hold a minimum number shares, ranging from 1x to 5x of base pay. All of our Executive Officers were in compliance at the end of fiscal year 2017.	✓	Double Trigger Change in Control. Our Executive Officer change–in-control severance agreements are aligned with industry practices and subject to a double trigger, thus limiting severance benefits to involuntary termination of employment following a change in control.
	No Employment Agreements. We do not enter into employment agreements with our Executives Officers.		No Excessive Perquisites. We do not provide a matching contribution or preferential interest rates in our deferred compenstation plans.
	No Excessive Change in Control Payments. Our base salary and cash incentive award payments upon termination or change in control do not exceed two times annual target cash compensation.		No Excise Tax Gross Ups. We do not provide for “golden parachute” excise tax gross ups.
	No Option Repricing. Our 2015 Stock and Incentive Plan prohibits repricing of equity awards without stockholder approval.		No Hedging or Pledging. Our executives are prohibited from engaging in short sales, hedging, pledging or entering into any transaction with put or call options or any other derivative security on our common stock.

Recent “Say-on-Pay” Vote

In May 2017, we held a stockholder advisory vote to approve the compensation of our named executive officers, commonly referred to as a “say-on-pay” vote. We received favorable consideration, with over 97% of stockholder votes cast approving the proposal. As a result, the Compensation Committee decided to retain our general approach in the 2017 fiscal year. The Compensation Committee will consider the outcome of the annual say-on-pay votes when making future compensation decisions.

Use of Market Data and Benchmarking

We strive to set executive compensation at competitive levels. This involves, among other things, establishing compensation levels that are generally consistent with levels at other companies with which we compete for talent.

For fiscal 2017 compensation purposes, the Compensation Committee retained an independent compensation consultant from Radford as the Compensation Committee’s advisor reporting directly to the Chair of the Compensation Committee. As noted above in the “Director Compensation” section, the Compensation Committee concluded that no conflict of interest exists that would prevent Radford from serving as an independent consultant to the Compensation Committee. With respect to fiscal 2017 compensation, the Compensation Committee directed Radford to conduct a comprehensive formal review and analysis of our executive compensation and incentive programs

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relative to competitive benchmarks. This review consisted of a benchmarking analysis of our executive compensation philosophy and practices against prevailing market practices of identified peer group companies and broader industry trends. The analysis included the review of the total direct compensation (inclusive of salary, cash incentives, and equity awards) of our executive officers. It was based on an assessment of market trends covering available public information in addition to proprietary data provided by Radford.

As our product and industry roadmap evolves and diversifies, we compete increasingly with technology sector companies for talent with experience in integrating biology, chemistry, fluidics, and material sciences with hardware and software. This trend led the Compensation Committee to consider broadening the company’s peer group to include companies whose talent reflects the next generation of leaders required to support the transformation, at the clinician level, in genomics cloud computing and analysis of real-time data. Also, in light of our market capitalization, growth rate, and evolving business characteristics, in fiscal 2015 the Compensation Committee asked Radford to conduct an analysis to inform the Committee’s consideration of including relevant, high-growth companies as input for the compensation peer group for fiscal 2015. The peer group that was ultimately selected for fiscal 2015 has largely carried forward to fiscal 2017.

The criteria used in the fiscal 2017 review included taking a broad industry view as well as emphasizing revenue growth, actual revenue (0.5x to 4x Illumina) and market capitalization (0.5x to 4x Illumina), research and development expenses as a percent of revenue, and total shareholder return. The Compensation Committee also considered criteria applied by corporate governance groups. Radford compiled relevant companies from the Pharmaceutical, Biotech and Tools; Healthcare Equipment and Supplies; Technology Hardware and Equipment; Semiconductor and Semiconductor Equipment; and Software and Software Services sectors to capture companies in a similar sector as well as the broader technical market. Many of the peer group companies are located in geographic areas in which we compete for talent, which includes high cost-of-labor areas and therefore impacts rates of pay. In 2016, when the Compensation Committee reviewed peer benchmarking data to assist in determining executive compensation for fiscal 2017, Illumina was positioned at the 36th percentile for revenue and the 55th percentile for market capitalization.

The Compensation Committee reviews compensation practices and program design at peer group companies to inform its decision-making process so it can set total compensation levels that it believes are commensurate with the company’s scope and performance. For fiscal 2017, the Compensation Committee determined not to target specific percentiles within a peer group in connection with executive compensation decisions. The Compensation Committee believes that market data is only one factor, and its executive compensation determinations are the result of many factors, including an executive’s historical performance, future criticality, retention objectives, the Compensation Committee’s business judgment, which is informed by the experiences of the members of the Compensation Committee, as well as input from, and peer group data provided by, the Compensation Committee’s independent compensation consultant.

The Compensation Committee reviews on an annual basis each pay element, and total direct compensation, as compared to compensation market data between the 25th and 75th percentile compiled by the independent compensation consultant. This provides the Compensation Committee

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with an understanding of the distribution of pay in the market assuming similar levels of experience, as well as individual and company performance.

The largest component of total direct compensation is delivered through equity-based awards, which, at approximately 75%, represents a larger percentage of total direct compensation than that of the average of our peer group and serves to retain our executives and align their interests with those of our stockholders such that higher compensation is realized only for exceptional performance. For fiscal 2017, the Compensation Committee reviewed the information prepared by management from the Radford assessment, reviewed each component of an executive’s compensation for fiscal 2017 and prior years, and considered an executive’s contribution to the achievement of our strategic goals and objectives, the executive’s overall compensation, and other factors to determine the appropriate level and mix of compensation. An executive’s compensation is not determined by formula but, instead, in comparison to the market and within Illumina to positions with similar responsibility and impact on operations.

Fiscal 2017 Compensation Peer Group

The compensation peer group for fiscal 2017 is the same as that used in fiscal 2016 and in connection with the Compensation Committee’s review of director compensation, and includes the following companies:

Alexion Pharmaceuticals, Inc.	Intuitive Surgical, Inc.	salesforce.com, inc.
Biogen Inc.	Jazz Pharmaceuticals plc	Thermo Fisher Scientific Inc.
C. R. Bard, Inc.	Juniper Networks, Inc.(a)	Varian Medical Systems, Inc.
Celgene Corporation	QIAGEN N.V.	VMware, Inc.
The Cooper Companies, Inc.	Regeneron Pharmaceuticals, Inc.	Waters Corporation
Edwards Lifesciences Corporation	ResMed Inc.	Workday, Inc.
IDEXX Laboratories, Inc.

Role of the Compensation Committee

The Compensation Committee has overall responsibility for approving and evaluating our executive officer compensation plans, policies, and programs. The Board of Directors has determined that each member of the Compensation Committee is independent within the meaning, and meets the requirements, of Rule 16b-3 of the Exchange Act and the rules of The NASDAQ Global Select Market. The Compensation Committee functions under a written charter, which was adopted by the Board of Directors. The charter is reviewed annually and updated as appropriate. A copy of the charter is available on our website at www.illumina.com under “Committee Composition.”

The Compensation Committee meets as often as it considers necessary to perform its duties and responsibilities. The Compensation Committee held five meetings during fiscal 2017, and it has held one meeting so far in 2018 to review and finalize compensation elements related to fiscal 2017 and 2018 performance-based compensation. The Chairperson works with the CEO and the Senior Vice President & Chief People Officer (CPO) to establish the meeting agenda in advance of each meeting.

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The Compensation Committee typically meets with the CEO, CFO, CPO, General Counsel, our external counsel, and, on occasion, with an independent compensation consultant retained by the Compensation Committee. When appropriate, such as when the Compensation Committee is discussing or evaluating compensation for the CEO, the Compensation Committee meets in executive session without management. The Compensation Committee receives and reviews materials in advance of each meeting. These materials include information that the independent compensation consultant and management believe will be helpful to the Compensation Committee, as well as materials that the Compensation Committee has specifically requested, including benchmark information, historical compensation data, performance metrics and criteria, the Board of Directors’ assessment of our performance against our goals, and the CEO’s assessment of each executive’s performance against pre-determined, individual objectives.

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Components and Analysis of Fiscal 2017 Executive Compensation

The Compensation Committee evaluates each component of our executive compensation program, but its primary goal is to ensure that total direct compensation aligns with market trends and is commensurate with the Company’s near- and long-term performance. For fiscal 2017, the principal elements of our executive compensation program are summarized in the following table and described in more detail below.

Compensation Element	Objective	Designed to Reward	Key Features

Base Salary	To provide a competitive, fixed level of cash compensation for the executive officers	Experience, expertise, knowledge of the industry, duties, scope of responsibility, and sustained (and expected) performance	Adjustments are based on an individual’s current and expected future performance, base salary relative to our compensation peer group, and internal equity

Performance-Based Cash Compensation	To encourage and reward executive officers’ contributions in achieving strong financial and operational results by meeting or exceeding established goals	Success in achieving annual results	Annual performance-based cash compensation is based on a formula that includes achievement of corporate revenue and operating income goals and achievement of individual performance goals

Long-Term Equity Compensation	To retain executive officers and to align their interests with those of our stockholders in order to increase overall stockholder value	Success in achieving long-term results

Grants typically consist of both restricted stock units (RSUs) and performance stock units (PSUs)

RSUs typically vest over a four-year period, with 25% of the RSU vesting annually, which supports our talent retention goals

PSUs vest at the end of a three-year performance period based on the achievement of pre-determined earnings per share targets at the end of the three-year period, which supports our long-term stockholder value goals

Given our rapid growth and continued high growth profile, a majority of our executive officers’ compensation has been delivered, and is expected to be delivered, through long-term equity awards, with PSUs representing 75% of the total value of annual long-term equity awards granted for fiscal 2017 (as determined on the grant date)

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Compensation Mix

The following charts show the mix of base salary, long-term equity compensation and all other compensation for our CEO, Mr. deSouza, and our other named executive officers (NEOs), for fiscal 2017:

The following charts show the mix of non-performance-based compensation (base salary, RSUs and all other compensation) and performance-based compensation (cash incentives and PSUs) for our CEO, Mr. deSouza, and our other NEOs for fiscal 2017:

Base Salary

Base salary is the primary fixed component of our executive compensation program. In general, executive officers with the highest level of responsibility have a lower percentage of their compensation fixed as base salary and a higher percentage of their compensation at-risk, being tied to performance. Base salary represented a relatively small percentage of total compensation for the named executive officers (approximately 12% in 2017).

Salary levels are considered as part of our annual executive performance review process, as well as upon promotion or other material change in job responsibility. Our CEO makes recommendations to the Compensation Committee for base salary changes for executive officers (excluding himself) based on performance and current pay relative to market practices for executive officers, other than

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himself. The Compensation Committee reviews these recommendations, makes any adjustments it considers necessary, and approves salary changes. The Compensation Committee recommends to the Board of Directors the base salary for our CEO based on performance and his current pay relative to other chief executives in our peer group. The Compensation Committee believes that increases to base salary should reflect the executive’s performance for the preceding year and take into account our CEO’s pay level relative to similar positions at companies in our peer group. Base salary increases also reflect anticipated future contributions of the executive.

Fiscal 2017 Base Salaries

Named Executive Officer	Position	2016 Base Salary ($)	2017 Base Salary ($)	% Increase (decrease)
Francis A. deSouza	President and CEO	825,000	850,000	3%
Marc A. Stapley	Executive Vice President, Strategy & Corporate Development	540,000	556,200	3%
Sam A. Samad	Senior Vice President & CFO	—	450,000	—
Garret Hampton	Executive Vice President, Clinical Genomics	—	450,000	—
Omead Ostadan	Executive Vice President, Products & Operations	540,000	556,200	3%
Mark Van Oene	Senior Vice President & Chief Commercial Officer	—	450,000	—

The increase in the salaries of Mr. deSouza, Mr. Stapley, and Mr. Ostadan reflect the positioning of each of their compensation relative to market conditions. Each of Mr. Samad and Dr. Hampton joined the Company in 2017, and Mr. Van Oene became Senior Vice President and Chief Commercial Officer in May 2017.

Performance-Based Cash Compensation

Overview

In the first quarter of 2017, the Board of Directors approved a performance-based cash compensation funding mechanism for executive officers that operates under the terms of the Illumina, Inc. 2015 Stock and Incentive Plan, approved by stockholders in May 2015, pursuant to which the Board of Directors sets pre-established financial performance goals at the beginning of the fiscal year. The Compensation Committee then determines whether a cash incentive opportunity has been earned based on the achievement of those pre-established performance goals following the filing of the applicable annual report on Form 10-K. This funding mechanism is intended to qualify cash incentive payments as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986 for payments made before 2018; however, the company makes no assurances regarding final determinations under Section 162(m). If the cash incentive opportunity has been earned, or funded, the Board of Directors then makes a recommendation for actual payout as described below.

The Tax Cuts and Jobs Act of 2017 (“US Tax Reform”) changed the 162(m) rules effective January 1, 2018. The new rules eliminate the exception for performance-based compensation and expand the definition of covered employees whose compensation is subject to the annual $1 million deduction limitation. Covered employees now include the CFO plus any individual who has previously been a covered employee, even after the individual no longer holds the position. Thus, once an individual is identified as a covered employee, the deduction limitation applies to the compensation paid to that

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individual, even after the individual no longer holds that position or has separated from service. In addition, any executive who is identified as a covered employee for a tax year after December 31, 2016, remains a covered employee for all future years under 162(m). Due to the elimination of the performance-based exception, the cash incentive payments will be subject to the 162(m) limitation in the future.

Our executive officer cash incentive program is an “at-risk” compensation program and is designed to foster a performance-oriented culture, where individual performance is aligned with corporate financial objectives. Any executive officer hired during the fiscal year on or prior to October 1 is eligible to participate for that fiscal year. Any cash incentive compensation received by such executive is prorated based on the amount of time the executive officer served during the fiscal year.

To formulate a recommendation for actual payout under the executive officer cash incentive program, the Compensation Committee considers pre-approved target amounts based on each executive officer’s base salary and achievement of two separate financial performance goals that align with our non-executive officer bonus program (the “variable compensation program”).

For fiscal 2017, the following weighting (as a % of the target cash incentive amount) was used for our executive officer cash incentive program and variable compensation program:

•  50% based on the achievement of pre-determined corporate revenue objectives (the “revenue target”); and

•  50% based on the achievement of pre-determined corporate operating income objectives (the “non-GAAP operating income target”).

At the end of the performance period, any negative discretion applied to each executive officer’s final cash incentive payout would be based on the executive officer’s contribution and personal performance, including achievement against goals and overall business impact.

For fiscal year 2017, the Compensation Committee set a minimum performance goal to fund the cash incentive program for executive officers of at least $855,000,000 in non-GAAP operating income. In parallel, the Compensation Committee approved a revenue target of at least $2,525,000,000 and a non-GAAP operating income target of at least $855,000,000 for our variable compensation program, which is the non-executive bonus program for eligible employees. The initial payout recommendations for the executive officer cash incentive program are based on how well the company performed against the revenue target and the non-GAAP operating income target of the variable compensation program. However, in no event would the actual payout recommendations exceed the maximum funded amounts as determined under the executive officer funding mechanism.

Target Amounts

For fiscal 2017, the Compensation Committee established target cash incentive amounts under the executive officer cash incentive program, calculated as a percentage of each executive officer’s base salary.

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Named Executive Officer	2016 Target Incentive %	2017 Target Incentive %
Francis A. deSouza	100%	100%
Marc A. Stapley	65%	65%
Sam A. Samad(1)	—	55%
Garret Hampton(1)	—	65%
Omead Ostadan	65%	65%
Mark Van Oene(1)	—	55%

(1)	Mr. Samad, Dr. Hampton, and Mr. Van Oene were not named executive officers in fiscal 2016.

Weighted Components

Under the executive officer cash incentive program, which the Compensation Committee considers as part of approving actual cash incentive payouts for executive officers, the Compensation Committee approves minimum, commit, and maximum levels for each of the revenue and operating income targets. The commit level represents a level of performance that the Compensation Committee and the Board of Directors believe is both attainable and practical based on a realistic estimate of our future financial performance. The maximum level is designed to motivate and reward realistically achievable superior performance. Payments of the applicable components of the annual cash incentive amounts to executive officers reflect the achievement of such objectives for the year. Each of the revenue and operating income targets, if achieved, trigger payment for the applicable component, irrespective of whether the other target is achieved.

At the beginning of each year, our CEO develops corporate objectives focused on financial performance and other critical corporate goals, such as new product introductions, market penetration, infrastructure investments, and consistency of operating results. The corporate objectives are based on our annual operating plan, which is approved by the Board of Directors. In addition, our CEO, together with each executive officer eligible to participate in the executive officer cash incentive program, develops a corresponding set of objectives to measure individual performance for the year. The Compensation Committee and the Board of Directors approve the corporate objectives and the individual objectives for our CEO.

Shortly following completion of the fiscal year, the Compensation Committee and the Board of Directors assess our performance against the non-GAAP operating income goal for the executive officer cash incentive program funding mechanism, and the revenue and non-GAAP operating income targets under the variable compensation program, comparing the actual fiscal year results to the pre-determined minimum, commit, and maximum levels for each objective, and an overall percentage amount for the corporate financial objectives is calculated to form the basis of the cash incentive recommendation. The Compensation Committee (and the Board of Directors with respect to our CEO) also reviews the performance of each named executive officer against such officer’s individual objectives, and an overall percentage amount for the individual performance objectives is calculated. The Compensation Committee (and the Board of Directors with respect to the CEO) may exercise negative discretion to reduce the funded maximum amounts determined under the funding mechanism to comply with Section 162(m) of the Internal Revenue Code.

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Revenue Target (50%)

For fiscal 2017, the actual cash incentive payout for each executive officer could have reflected a maximum of 150% of the revenue target based on the company’s performance against the following fiscal 2017 revenue objectives (with the cash incentive amount calculated as a linear ratio for points between the minimum, commit, and maximum revenue objective levels):

	Minimum	Commit	Maximum
Revenue Objective ($ in millions)	$2,525	$2,675	$2,825
% of Revenue Target Paid	50%	100%	150%

Operating Income Target (50%)

For fiscal 2017, the actual cash incentive payout for each executive officer could have reflected a maximum of 150% of the non-GAAP operating income target based on the company’s performance against the following fiscal 2017 non-GAAP operating income objectives (with the cash incentive amount calculated as a linear ratio for points between the minimum, commit, and maximum non-GAAP operating income objective levels):

	Minimum	Commit	Maximum
Operating Income Objective ($ in millions)(1)	$855	$930	$1,005
% of Operating Income Target Paid	50%	100%	150%

(1)	Under the executive officer cash incentive program, if the inclusion of the expenses associated with the variable compensation program and the executive officer cash incentive program causes the operating income objective not to be met, but excluding such expenses causes the operating income to exceed the minimum target, then the operating income objective is deemed to have been met, resulting in a 50% payout for that component.

Example Calculation

We have included a hypothetical example to demonstrate the calculation on a general basis. For example, assume Executive A’s base salary for fiscal 2017 was $400,000 and that Executive A’s target cash incentive amount as a percentage of base salary was set at 55%. Executive A’s target cash incentive amount would be $220,000 (i.e., 55% x $400,000). Following determination of the foregoing amount, the Compensation Committee may use its discretion to decrease (below the maximum funding amounts approved by the Compensation Committee) the actual cash incentive payment based on the executive officer’s contribution and personal performance, including achievement against goals and overall business impact. Assuming that Executive A at least met all of his or her individual performance goals, Executive A’s actual cash incentive below the minimum and at the minimum, commit, and maximum financial objective levels would generally range from between $0 and $330,000 and would be determined as follows:

	Below Minimum ($)	At Minimum ($)	At Commit ($)	At or Greater than Maximum ($)
Revenue Target (50% x $220,000 = $110,000)	—	55,000	110,000	165,000
Operating Income Target (50% x $220,000 = $110,000)	—	55,000	110,000	165,000

Total	—	110,000	220,000	330,000

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Performance-Based Cash Compensation Payments to NEOs

The Compensation Committee met during the first fiscal quarter of 2018 to review fiscal 2017 corporate and executive goal performance, make determinations for fiscal 2017 executive officer performance-based incentive cash compensation awards based on the performance reviews, and establish the fiscal 2018 executive officer cash incentive program as well as the 2018 non-executive officer variable compensation program.

Long-Term Equity Compensation

The Compensation Committee believes it is appropriate to align the interests of executive officers with those of stockholders. Accordingly, we award long-term incentives to reward performance and align executive officers with long-term stockholder interests by providing executives with an ownership stake in the company, encouraging sustained long-term performance, and providing an important retention element to their compensation program. We believe that one of the most effective ways to accomplish this objective is to provide executive officers with a substantial economic interest in the long-term appreciation of our stock price through equity grants, which in fiscal 2017 were in the form of performance stock units (PSUs) and restricted stock units (RSUs).

Fiscal 2017 Long-Term Compensation	Type	PSUs and RSUs
	Vesting for RSUs	25% annually over four years
	Vesting for PSUs	Single vesting date on the last day of the third fiscal year following grant
	PSU Metrics	100% tied to pre-determined EPS targets Minimum vest: zero Target vest: 100% Maximum vest: 150%

Performance Stock Units

The Compensation Committee places particular emphasis on performance-based long-term incentives through the use of PSUs that vest at the end of a three-year period based on the achievement of pre-determined earnings per share targets at the end of the three-year period.

The PSU awards are intended to be an ongoing part of our long-term equity incentive compensation program. It is anticipated that the Compensation Committee will grant new PSU awards each year, based on earnings per share targets (or other appropriate financial metric as determined by the Compensation Committee) established for a new three-year period commencing each year; however, the Compensation Committee is not obligated to grant PSUs or any other equity incentive award each year.

In keeping with our compensation philosophy to tie executive pay to stockholder value creation, executives realize full value from PSUs only to the extent that we achieve pre-determined earnings per share targets at the end of a three-year period. For instance, the number of shares issued will

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range from 0% to 150% of the number of shares specified in the PSU agreement based on performance relative to the earnings per share objectives approved by the Compensation Committee. If we fail to achieve the pre-determined earnings per share target at the end of the three-year period, then the number of shares issued will range from 0% to 100% of the award amount, depending on the actual earnings per share. If, however, we exceed the pre-determined earnings per share target at the end of the three-year period, the number of shares issued will range from 100% to 150% of the award amount, depending on the actual earnings per share.

Restricted Stock Units

Long-term equity compensation packages to executive officers include grants of time-based vesting RSUs. RSUs granted to executive officers for fiscal 2017 vest over a four-year period, with 25% of the RSU vesting annually. Vesting in all cases is subject to the individual’s continued service to us through the vesting date.

Like PSUs, RSUs also provide a long-term incentive for executive officers to remain with us; however, because RSUs do not have a performance component they provide some amount of value to recipients unless our stock price is zero. For fiscal 2017, we awarded 76% of our long-term equity grants (not including new-hire-inducement or promotion-related grants) to our named executive officers in the form of PSUs and 24% in the form of RSUs.

Determination of Long-Term Equity Compensation

To determine the value for long-term incentives granted to an executive officer each year, we consider the following factors:

•  the proportion of long-term incentives relative to base pay;

•  the executive officer’s impact on company performance and ability to create value;

•  long-term business objectives;

•  awards made to executive officers in similar positions within our compensation peer group of companies;

•  the market demand for the executive officer’s particular skills and experience;

•  the amount granted to other executive officers in comparable positions at the company;

•  prior grants and the retention value of outstanding grants;

•  the executive officer’s demonstrated performance over the past few years; and

•  the executive officer’s leadership performance.

The new hire equity grant made to an executive officer upon first joining the company is based primarily on competitive conditions applicable to the executive officer’s specific position. The Compensation Committee also considers the number and type of equity awards made to executive officers in comparable positions, including the executive officer’s prior position. Subsequent equity grants to executive officers are generally considered and, if appropriate, awarded in connection with their annual performance review. Such subsequent grants serve to maintain a competitive position for us relative to new opportunities that may become available to our executive officers and to enhance the retention features of the program.

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Fiscal 2017 Long-Term Equity Compensation

The following table presents the long-term equity compensation awarded to each named executive officer based on grant date fair value and as a multiple of base salary for fiscal 2017:

Named Executive Officer	PSUs (Grant Date Fair Value) ($)(1)	RSUs (Grant Date Fair Value) ($)(1)	Total ($)	Multiple of 2017 Base Salary
Francis A. deSouza	5,250,191	1,750,135	7,000,326	8.2x
Marc A. Stapley	1,875,176	625,201	2,500,377	4.5x
Sam A. Samad	1,875,100	625,152	2,500,252	5.6x
Garret Hampton	3,375,216	1,125,262	4,500,478	10.0x
Omead Ostadan	1,875,176	625,201	2,500,377	4.5x
Mark Van Oene	1,950,328	450,059	2,400,387	5.3x

(1)	Reflects the grant date fair value of awards granted and is computed in accordance with FASB ASC Topic 718, based on the closing stock price on the grant date.

Potential Payments upon a Termination or Change in Control

Our executive officers and other employees have built Illumina into the successful enterprise that it is today. We believe that the interests of stockholders will be best served if the interests of our executive officers are aligned with them, and providing change-in-control benefits may eliminate, or at least reduce, the reluctance of executive officers to pursue potential change-in-control transactions that may be in the best interests of stockholders. As such, we provide change-in-control severance benefits to our executive officers that are subject to a double trigger (i.e., change in control and loss of employment). The change-in-control severance agreements automatically renew annually for additional one year periods unless a notice of non-extension is provided by either party. None of the named executive officers have an employment agreement with us.

For purposes of these benefits, in general, a change in control is deemed to occur in any of the following circumstances:

•	any merger or consolidation in which we are not the surviving entity;

•	the sale of all or substantially all of our assets to any other person or entity;

•	the acquisition of beneficial ownership of a controlling interest in the outstanding shares of our common stock by any person or entity;

•	a contested election of our directors as a result of which or in connection with which the persons who were directors before such election or our directors’ nominees cease to constitute a majority of the Board of Directors; or

•	any other event specified by the Board of Directors.

Under the change-in-control severance agreements, the executive would receive benefits if he or she were terminated within two years following the change in control either:

•

by the company other than for “cause,” which is defined in each change-in-control severance agreement to include repeated failure or refusal to materially perform his or her duties that existed immediately prior to the change in control, conviction of a felony or a crime of moral

Illumina, Inc. 2018 Proxy Statement  •  58

turpitude, or engagement in an act of malfeasance, fraud, or dishonesty that materially damages our business; or

•	by the executive on account of “good reason,” which is defined in each change-in-control severance agreement to include certain reductions in the executive’s annual base salary, cash incentive, position, title, responsibility, level of authority, or reporting relationships that existed immediately prior to the change in control, or a relocation, without the executive’s written consent, of the executive’s principal place of business by more than 35 miles from the executive’s principal place of business immediately prior to the change in control.

Pursuant to the change-in-control severance agreements, if a covered termination of the executive’s employment occurs in connection with a change in control, then the executive is generally entitled to the following benefits:

•	Mr. deSouza is entitled to a severance payment equal to twice the sum of his annual base salary plus the greater of (a) the executive’s then-current annual target cash incentive or other target incentive amount or (b) the annual cash incentive or other incentive paid or payable to the executive for the most recently completed fiscal year;

•	for each executive officer, other than Mr. deSouza, a severance payment equal to one year of the executive’s annual base salary plus the greater of (a) the executive’s then-current annual target cash incentive or other target incentive amount or (b) the annual cash incentive or other incentive paid or payable to the executive for the most recently completed fiscal year;

•	a lump sum payment of the executive’s earned but unpaid compensation, including any earned but unpaid cash incentive or other incentive payment from any completed fiscal year, and a pro rata portion of the executive’s annual target cash incentive or other target incentive amount for the fiscal year in which the termination occurs;

•	payments of the executive’s group health insurance coverage premiums under COBRA law, including coverage for the executive’s eligible dependents enrolled immediately prior to termination, for a maximum period of one year; however, our obligation to pay such premiums ceases immediately upon the date the executive becomes covered under any other group health plan;

•	continuance of the executive’s indemnification rights and liability insurance for a maximum of one year following termination;

•	continuation of the executive’s perquisites to which the executive was entitled for a period of 12 months or, in the case of Mr. deSouza, 24 months;

•	automatic vesting of the executive’s unvested stock options and equity or equity-based awards; and

•	certain professional outplacement services consistent with the executive’s position for up to two years following termination.

The change-in-control severance agreements provide that each executive’s total change-in-control payment may be reduced in the event such payment is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code and such a reduction would provide a greater after-tax

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benefit for the executive. Additionally, change-in-control benefits are subject to limitations under the “golden parachute” provisions of Section 280G of the Internal Revenue Code. A full analysis of the financial impact of these limitations will be performed based on the facts and circumstances in the event a change in control were to occur.

Based upon a hypothetical change in control date of December 29, 2017, the last trading day of fiscal 2017, the potential payments upon a termination following a change in control for our named executive officers would have been as follows:

Named Executive Officer	Multiplier for Base Salary and Cash Incentives	Nature of Benefit	Payment following Change in Control and Subsequent Loss of Employment (within 2 years)($)
Francis A. deSouza	2x	Salary Severance	1,700,000
		Cash Incentive Severance	1,802,000
		Earned Compensation(1)	917,346
		Equity Compensation Acceleration(2)	23,370,783
		Pension/NQDC(3)	927,323
		Perquisites/Benefits(4)	74,963
		Total Benefit	28,792,415
Marc A. Stapley	1x	Salary Severance	556,200
		Cash Incentive Severance	383,222
		Earned Compensation(1)	393,918
		Equity Compensation Acceleration(2)	8,927,064
		Pension/NQDC(3)	—
		Perquisites/Benefits(4)	51,981
		Total Benefit	10,312,385
Sam A. Samad	1x	Salary Severance	450,000
		Cash Incentive Severance	259,727
		Earned Compensation(1)	268,380
		Equity Compensation Acceleration(2)	3,206,122
		Pension/NQDC(3)	—
		Perquisites/Benefits(4)	51,460
		Total Benefit	4,235,689
Garret Hampton	1x	Salary Severance	450,000
		Cash Incentive Severance	303,849
		Earned Compensation(1)	312,503
		Equity Compensation Acceleration(2)	5,639,008
		Pension/NQDC(3)	—
		Perquisites/Benefits(4)	51,460
		Total Benefit	6,756,820

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Named Executive Officer	Multiplier for Base Salary and Cash Incentives	Nature of Benefit	Payment following Change in Control and Subsequent Loss of Employment (within 2 years)($)
Omead Ostadan	1x	Salary Severance	556,200
		Cash Incentive Severance	383,222
		Earned Compensation(1)	393,918
		Equity Compensation Acceleration(2)	8,927,064
		Pension/NQDC(3)	2,888,281
		Perquisites/Benefits(4)	49,604
		Total Benefit	13,198,289
Mark Van Oene	1x	Salary Severance	450,000
		Cash Incentive Severance	247,500
		Earned Compensation(1)	171,311
		Equity Compensation Acceleration(2)	6,654,331
		Pension/NQDC(3)	—
		Perquisites/Benefits(4)	45,897
		Total Benefit	7,569,039
(1)	A lump sum payment of the executive’s earned but unpaid compensation.
(2)	The value of the RSUs and PSUs is based on the number of outstanding shares that would not ordinarily have vested by December 29, 2017, multiplied by $218.49 (the closing price of our common stock on December 29, 2017), with the number of shares issuable under each PSU award equal to 100% of the number of shares specified in the PSU agreement.
(3)	As described below, under the deferred compensation plan upon a separation from service within 24 months of a change in control, each named executive officer will be entitled to his or her retirement benefit or termination benefit in a lump sum payment equal to the unpaid balance of all of his or her accounts. All of the amounts for all of the named executive officers consist of the termination benefits.
(4)	Represents payment of (i) the executive’s group health insurance coverage premiums under COBRA law, including coverage for executive’s eligible dependents enrolled immediately prior to termination, for a maximum period of one year (two years for Mr. deSouza) and (ii) professional outplacement services for up to two years following termination ($14,500 per year for each executive officer).

Deferred Compensation Plan

Illumina’s Deferred Compensation Plan, effective December 1, 2007, provides key employees and directors with an opportunity to defer a portion of their salary, annual cash incentive, and other specified compensation. The NEOs participate in the Deferred Compensation Plan. The plan permits us to make discretionary contributions to the Deferred Compensation Plan on behalf of the participants. A participant is always fully vested in accounts under the plan attributable to a participant’s contributions and related earnings on such contributions. Upon a “change in control” (as defined in the plan) a participant will receive his or her “retirement benefit” or “termination benefit” (each as defined in the plan) in a lump sum payment equal to the unpaid balance of all of his or her accounts if a “separation from service” (as defined in the plan) occurs within 24 months following a change of control.

Other Benefits and Perquisites

We do not provide pension arrangements or post-retirement health coverage for our executives or employees, other than the change-in-control severance benefits previously discussed. Our executive

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officers are eligible to participate in a company-sponsored executive health screening program in addition to being offered medical and other benefits that are generally available to other full-time employees, including dental, vision, and group term life insurance, AD&D premiums, a 401(k) plan, and an Employee Stock Purchase Plan. Our discretionary contributions to the 401(k) plan on behalf of each employee participating in the plan are set at up to 50% of the first 6% of the employee’s contributions to the plan, based on our meeting certain financial targets. Executive officers are treated in the same manner as all other eligible employees.

All of our NEOs participated in our 401(k) plan during fiscal 2017 and received matching contributions.

No Hedging or Pledging of Company Stock

Our directors and executive officers, including named executive officers, are prohibited from engaging in short sales, hedging, pledging, or entering into any transaction with put or call options or any other derivative security on our common stock.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code of 1986 limits the deductibility of compensation payable in any tax year to the CEO and the other three most highly compensated executive officers prior to 2018. Section 162(m) stipulates that a publicly held company cannot deduct compensation to its top officers in excess of $1 million. Compensation that is “performance-based” compensation within the meaning of the Internal Revenue Code does not count toward the $1 million limit. We believe that compensation paid under the executive incentive plans is generally fully deductible for federal income tax purposes with the exception of RSUs. However, in certain situations, the Compensation Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for our executive officers.

The Tax Cuts and Jobs Act of 2017 (“US Tax Reform”) changed the 162(m) rules effective January 1, 2018. The new rules eliminate the exception for performance-based compensation and expand the definition of covered employees whose compensation is subject to the annual $1 million deduction limitation. Covered employees now include the CFO plus any individual who has previously been a covered employee, even after the individual no longer holds the position. Thus, once an individual is identified as a covered employee, the deduction limitation applies to the compensation paid to that individual, even after the individual no longer holds that position or has separated from service. In addition, any executive who is identified as a covered employee for a tax year after December 31, 2016, remains a covered employee for all future years under 162(m). Due to the elimination of the performance-based exception, cash incentive payments will be subject to the 162(m) limitation in the future.

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Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth above and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

RESPECTFULLY SUBMITTED BY THE COMPENSATION COMMITTEE:

Robert S. Epstein, M.D. (Chairperson)

A. Blaine Bowman

Karin Eastham, CPA

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Executive Compensation

Summary Compensation Table

The following table provides information concerning the compensation of our NEOs for fiscal 2017 and, for those executive officers who were NEOs in the 2017 and 2016 proxy statements, for fiscal 2016 and 2015, as applicable.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Bonuses ($)		Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Francis A. deSouza	2017	849,039	7,000,326	—		901,000	57,351	8,807,716
President and CEO; Director	2016	799,558	7,500,177	—		—	109,098	8,408,832
	2015	748,462	4,000,279	—		556,200	97,070	5,402,011
Marc A. Stapley(4)	2017	556,076	2,500,377	—		383,222	17,700	3,457,375
Executive Vice President, Strategy and Corporate Development	2016	540,000	2,300,154	—		—	16,467	2,856,621
	2015	501,039	2,300,101	—		401,275	11,079	3,213,494
Sam A. Samad(5)	2017	425,769	2,500,252	—		259,727	104,602	3,290,350
Senior Vice President and Chief Financial Officer
Garret Hampton(5)	2017	424,039	4,500,478	200,000	(6)	303,849	494,293	5,922,659
Executive Vice President, Clinical Genomics
Omead Ostadan	2017	552,512	2,500,377	—		383,222	17,433	3,453,544
Executive Vice President, Products and Operations	2016	528,486	2,300,154	—		—	11,462	2,840,102
Mark Van Oene(5)(7)	2017	518,161	2,400,387	—		162,657	25,652	3,106,857
Senior Vice President and Chief Commercial Officer

(1)	This reflects the grant date fair value of awards granted and is computed in accordance with FASB ASC Topic 718, based on the closing stock price on the grant date.
(2)	Reflects performance-based cash incentives earned during fiscal 2017 and 2015 under Illumina’s executive officer cash incentive program, and which were paid in the first fiscal quarters of 2018 and 2016. The cash incentive program is described in the Compensation Discussion and Analysis under the caption “Performance-Based Cash Compensation.”
(3)	These amounts represent company contributions to 401(k) plans, company-paid physical exams, compensation paid in lieu of paid time-off, and long-term disability premiums. These amounts include $20,929 in costs covered by the Company for Mr. deSouza connection with his participation in a sales incentive trip in 2016. Also, in 2017, 2016 and 2015, $45,339, $71,559 and $85,872, respectively, was reimbursed to Mr. deSouza for commuting expenses.
(4)	Mr. Stapley served as CFO during part of January 2017.
(5)	Dr. Hampton, Mr. Samad, and Mr. Van Oene became named executive officers in fiscal 2017.
(6)	Represents a sign-on bonus.
(7)	Mr. Van Oene’s salary for 2017 includes sales commissions of $91,623.

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Grants of Plan-Based Awards Table

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (Annual Cash Incentive) ($ in thousands)			Estimated Future Payouts Under Equity Incentive Plan Awards (PSUs): Number of Shares(1)			All Other Stock Awards: Number of Shares or Stock or Units (#)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Award	Grant Date	Threshold	Target	Maximum	At Threshold	Target	Maximum
Francis A. deSouza	Cash	—	425	850	1,275	—	—	—	—	—
	PSU(1)	Dec.11, 2017	—	—	—	12,261	24,521	36,782	—	5,250,191
	RSU(2)	Dec.11, 2017	—	—	—	—	—	—	8,174	1,750,135
Marc A. Stapley	Cash	—	181	362	542	—	—	—	—	—
	PSU(1)	Dec.11, 2017	—	—	—	4,379	8,758	13,137	—	1,875,175
	RSU(2)	Dec.11, 2017	—	—	—	—	—	—	2,920	625,201
Sam A. Samad	Cash	—	124	248	371	—	—	—	—	—
	PSU(1)	Jan.6, 2017	—	—	—	3,313	6,626	9,939	—	937,513
	RSU(2)	Jan.6, 2017	—	—	—	—	—	—	2,209	312,551
	PSU(1)	Dec.11, 2017	—	—	—	2,190	4,379	6,569	—	937,588
	RSU(2)	Dec.11, 2017	—	—	—	—	—	—	1,460	312,601
Garret Hampton	Cash	—	146	293	439	—	—	—	—	—
	PSU(1)	Jan.6, 2017	—	—	—	5,299	10,598	15,897	—	1,500,041
	RSU(2)	Jan.6, 2017	—	—	—	—	—	—	3,533	500,061
	PSU(1)	Dec.11, 2017	—	—	—	4,379	8,758	13,137	—	1,875,175
	RSU(2)	Dec.11, 2017	—	—	—	—	—	—	2,920	625,201
Omead Ostadan	Cash	—	181	362	542	—	—	—	—	—
	PSU(1)	Dec.11, 2017	—	—	—	4,379	8,758	13,137	—	1,875,175
	RSU(2)	Dec.11, 2017	—	—	—	—	—	—	2,920	625,201
Mark Van Oene	Cash	—	124	248	371	—	—	—	—	—
	PSU(1)	May. 22, 2017	—	—	—	1,716	3,431	5,147	—	600,151
	PSU(1)	Dec. 11, 2017	—	—	—	3,153	6,306	9,459	—	1,350,178
	RSU(2)	Dec. 11, 2017	—	—	—	—	—	—	2,102	450,059

(1)	Performance share units (PSUs) will vest in their entirety on January 3, 2021, based on the achievement of pre-determined earnings per share targets for the fiscal year ending January 3, 2021.
(2)	Stock awards consist of restricted stock units (RSUs). RSUs vest in 25% increments on each of the first four anniversaries of the grant date. Vesting is subject to the individual’s continued service through the vesting date.
(3)	This reflects the grant date fair value of awards granted during fiscal 2017 and is computed in accordance with FASB ASC Topic 718, based on the closing stock price on the grant date.

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Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards		Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Market Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Francis A. deSouza	—	—	—	—	—	84,326	18,424,388
	—	—	—	2,029 (3)	443,316	—	—
	—	—	—	20,610 (4)	4,503,079	—	—
Marc A. Stapley	—	—	—	—	—	31,738	6,934,436
	—	—	—	703 (3)	153,598	—	—
	—	—	—	8,417 (4)	1,839,030	—	—
	46,297	36.30	Jan. 20, 2022	—	—	—	—
Sam A. Samad	—	—	—	—	—	11,005	2,404,482
	—	—	—	2,209 (3)	482,644	—	—
	—	—	—	1,460 (4)	318,995	—	—
Garret Hampton	—	—	—	—	—	19,356	4,229,092
	—	—	—	3,533 (3)	771,925	—	—
	—	—	—	2,920 (4)	637,991	—	—
Omead Ostadan	—	—	—	—	—	31,738	6,934,436
	—	—	—	703 (3)	153,598	—	—
	—	—	—	8,417 (4)	1,839,030	—	—
Mark Van Oene	—	—	—	—	—	23,586	5,153,305
	—	—	—	787 (3)	171,952	—	—
	—	—	—	6,083 (4)	1,329,075	—	—
	6,000	29.44	Dec. 5, 2021	—	—	—	—

(1)	Market value of stock awards was determined by multiplying the number of unvested shares by $218.49, which was the closing market price of our common stock on The NASDAQ Global Select Market on December 29, 2017, the last trading day of fiscal 2017.
(2)	These stock awards consist of performance share units (PSUs). PSUs vest at the end of a three-year performance period, and the number of shares issuable will range from 0% to 150% of the nominal shares approved in the award based on the Company’s performance relative to specified earnings per share targets at the end of the three-year performance period.
(3)	Stock awards consist of RSUs that vest in four 25% increments on each anniversary of the grant date over four years.
(4)	Stock awards consist of RSUs that vest in four 25% increments on November 5th over four years.

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Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Francis A. deSouza	—	—	19,824	4,357,652
Marc A. Stapley	—	—	10,751	2,272,150
Sam A. Samad	—	—	—	—
Garret Hampton	—	—	—	—
Omead Ostadan	—	—	10,532	2,237,267
Mark Van Oene	5,838	1,061,907	6,212	1,233,935

(1)	Value realized on exercise of option awards is computed by determining the difference between the closing market price of our common stock on The NASDAQ Global Select Market on the dates of exercise and the exercise price per share exercised.

Nonqualified Deferred Compensation for Fiscal 2017

Name	Executive Contributions in Last Fiscal Year ($)(1)	Illumina Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Francis A. deSouza	—	—	128,918	—	927,323
Marc A. Stapley	—	—	—	—	—
Sam A. Samad	—	—	—	—	—
Garret Hampton	—	—	—	—	—
Omead Ostadan	131,542	—	349,206	—	2,888,281
Mark Van Oene	—	—	—	—	—

(1)	Amounts included in the Summary Compensation Table in the “Salary” and “Non-Equity Incentive Plan Compensation” columns.
(2)	These amounts are not included in the Summary Compensation Table because plan earnings were not preferential or above market.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to disclose the ratio of our median employee’s annual total compensation to the annual total compensation of our principal executive officer.

During fiscal 2017, the principal executive officer of Illumina was our Chief Executive Officer, Francis deSouza. For fiscal 2017, the annual total compensation for Mr. deSouza was $8,807,716, and for our median employee was $102,920, resulting in an estimated pay ratio of 86:1.

In accordance with Item 402(u) of Regulation S-K, we identified the median employee by (i) aggregating for each applicable employee (A) annual base salary for permanent salaried employees, or hourly rate multiplied by expected annual work schedule, for hourly employees, as of December 31, 2017 (the median employee determination date), (B) the target bonus, commission, or incentive compensation for 2017, and (C) accounting value for all equity awards granted in 2017, and (ii) ranking this compensation measure for our employees from lowest to highest. This calculation was performed for all employees, excluding Mr. deSouza, whether employed on a full-time, part-time, or seasonal basis.

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Audit Committee Report

The following report of the Audit Committee, the report of the Compensation Committee under “Compensation Committee Report,” along with statements in this proxy statement regarding the Audit Committee’s charter, are not considered “soliciting material” and are not considered to be “filed” with the SEC as part of this proxy statement. Any current or future cross-references to this proxy statement in filings with the SEC under either the Securities Act of 1933 or the Exchange Act will not include such reports or statements, except to the extent that we specifically incorporate it by reference in such filing.

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors and provides advice with respect to our risk evaluation and mitigation processes. In fulfilling its oversight role, the Audit Committee monitors and advises the Board of Directors on:

•	the integrity of our consolidated financial statements and disclosures;

•	the independent registered public accounting firm’s qualifications and independence;

•	the performance of our internal and independent audit functions;

•	the adequacy of our internal controls;

•	our compliance with legal and regulatory requirements; and

•	the processes utilized by management for identifying, evaluating, and mitigating strategic, financial, operational, regulatory, and external risks inherent in our business.

The Audit Committee meets with the independent registered public accounting firm, internal auditor, and our outside counsel, with and without our management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

The Audit Committee, in its oversight role, has reviewed and discussed the consolidated financial statements with management and Ernst & Young LLP, our independent registered public accounting firm. Management is responsible for the preparation, presentation, and integrity of our financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. Ernst & Young LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles, as well as expressing an opinion on the effectiveness of internal control over financial reporting.

During the course of fiscal 2017, management completed the documentation, testing, and evaluation of our system of internal control over financial reporting in response to the requirements set forth in

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Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates from management and Ernst & Young LLP at each regularly scheduled Audit Committee meeting. At the conclusion of the process, management provided the Audit Committee with, and the Audit Committee reviewed, a report on the effectiveness of our internal control over financial reporting. The Audit Committee also reviewed the report of management contained in our annual report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC, as well as Ernst & Young LLP’s Reports of Independent Registered Public Accounting Firm included in our annual report on Form 10-K related to its audit of (i) the consolidated financial statements and (ii) the effectiveness of internal control over financial reporting. The Audit Committee continues to oversee our efforts related to our internal control over financial reporting and management’s preparations for the evaluation for the fiscal year ending December 30, 2018.

The Audit Committee has reviewed and discussed the consolidated audited financial statements with management, discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard 1301 of the Public Company Accounting Oversight Board, has received the written disclosures and the letter from Ernst & Young LLP required by Rule 3526 of the Public Company Accounting Oversight Board (communication with Audit Committees Concerning Independence), and has had discussions with the independent registered public accounting firm regarding their independence. Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2017, for filing with the SEC.

RESPECTFULLY SUBMITTED BY THE AUDIT COMMITTEE:

Karin Eastham, CPA (Chairperson)

A. Blaine Bowman

Caroline D. Dorsa

John W. Thompson

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Certain Relationships and Related Party Transactions

GRAIL Transactions

In January 2016, we formed GRAIL, Inc. to develop a blood test for early-stage cancer detection.

Mr. Flatley, our current Executive Chairman, was appointed as a member of GRAIL’s board of directors. As an employee of Illumina, he received no compensation for his service as a member of GRAIL’s board of directors.

In October 2016, our Board of Directors appointed Dr. Epstein to serve as the Board’s observer of, and an advisor to, the board of directors of GRAIL, for which he would be compensated $40,000 per year. In fiscal 2017, Dr. Epstein was paid $6,462 for such service. Dr. Epstein’s service as the Board’s observer of, and an advisor to, GRAIL’s board of directors ended on March 1, 2017.

On March 1, 2017, GRAIL announced that it raised over $900 million through the first close of its Series B financing. In connection with the first Series B closing, GRAIL repurchased a portion of our equity stake, following which Illumina now owns slightly less than 20% of GRAIL. In addition, Mr. Flatley resigned from GRAIL’s board of directors, resulting in Illumina no longer having board representation. Mr. Flatley currently serves as an observer of the board of directors of GRAIL in his personal capacity.

The foregoing GRAIL-related transactions were approved by a majority of the independent and disinterested members of our Board of Directors.

Related Party Transactions Review

All future transactions between us and our officers, directors, principal stockholders, and affiliates will be subject to approval by a majority of the independent and disinterested members of our Board of Directors, and will be on terms determined by such members of the Board of Directors to be no less favorable to us than could be obtained from unaffiliated third parties.

Other Matters

As of the date of this proxy statement, we know of no other matters that will be presented for consideration at the annual meeting. If any other matters properly come before the meeting, it is the intention of the proxy agent named in the enclosed form of proxy to vote the shares represented as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

Illumina, Inc. 2018 Proxy Statement  •  70

Stockholder Proposals for our 2019 Annual Meeting

Under SEC Rule 14a-8, a stockholder who intends to present a proposal at our 2019 annual meeting of stockholders and who wishes the proposal to be included in the proxy statement for that meeting must submit the proposal in writing to our principal executive offices. The proposal must be received no later than December 7, 2018. The proposal and its proponent must satisfy all applicable requirements of Rule 14a-8.

Our bylaws permit a stockholder or group of stockholders (up to 20) who have owned at least three percent of our common stock for at least three years to submit director nominees (up to the greater of two nominees or 20% of the Board, as determined in accordance with the bylaws) for inclusion in our proxy statement if the nominating stockholder(s) satisfies the requirements specified in the bylaws. With respect to stockholder nominees for director election submitted for inclusion in our proxy statement for our 2019 annual meeting, written notice of nominations must be provided by the stockholder proponent(s) to us in accordance with our bylaws. The notice must be delivered to, or mailed and received by, our Corporate Secretary between November 7, 2018 and December 7, 2018. These deadlines are based on the 150th day and 120th day, respectively, before the one-year anniversary of the date of the proxy statement for the 2018 annual meeting (which date, for purposes of our bylaws, is April 6, 2018). The ability to include a nominee in our proxy statement is subject to the terms and conditions set forth in our bylaws.

With respect to stockholder nominees for director election at our 2019 annual meeting (other than nominees submitted for inclusion in our proxy materials) and stockholder proposals for consideration at our 2019 annual meeting that are not submitted for inclusion in our proxy materials under Rule 14a-8, written notice of nominations and proposals must be provided by the stockholder proponent to us in accordance with our bylaws. The notice must be delivered to, or mailed and received by, our Corporate Secretary between January 23, 2019 and February 22, 2019 and must comply with all applicable provisions of our bylaws. You may obtain a copy of our bylaws by writing to the Corporate Secretary at the address shown on the cover of this proxy statement.

Householding

Our annual report on Form 10-K for the fiscal year ended December 31, 2017, including our audited financial statements for fiscal 2017, is being mailed to you along with this proxy statement. In order to reduce printing and postage costs, in certain circumstances only one annual report, proxy statement, or Notice of Internet Availability of Proxy Materials, as applicable, will be mailed to multiple stockholders sharing an address unless we receive contrary instructions from one or more of the stockholders sharing an address. If your household has received only one annual report, proxy statement, or Notice of Internet Availability of Proxy Materials, as applicable, we will deliver promptly a separate copy of the annual report, proxy statement, or Notice of Internet Availability of Proxy

Illumina, Inc. 2018 Proxy Statement  •  71

Materials, as applicable, to any stockholder who sends a written request to the Corporate Secretary of Illumina, Inc. at 5200 Illumina Way, San Diego, California 92122 or makes an oral request to the office of the Corporate Secretary at (858) 202-4500. If your household is receiving multiple copies of our annual reports, proxy statements, or Notices of Internet Availability of Proxy Materials and you wish to request delivery of a single copy, you may send a written request to Illumina, Inc., 5200 Illumina Way, San Diego, California 92122, Attention: Corporate Secretary.

Where You Can Find More Information

We maintain an internet site at www.illumina.com. We use our website as a channel of distribution of material company information. Our website and the information posted on it or connected to it shall not be deemed to be incorporated by reference into this proxy statement.

Illumina, Inc. 2018 Proxy Statement  •  72

ILLUMINA, INC. 5200 ILLUMINA WAY SAN DIEGO, CA 92122 ATTN: JACQUIE ROSS

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/ILMN2018

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E43362-P00732                         KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ILLUMINA, INC.
The Board of Directors recommends you vote FOR
the following:
1.	Election of Directors with Terms Expiring in 2021
	Nominees:	For	Against	Abstain

	1a. Jay T. Flatley	☐	☐	☐

	1b. John W. Thompson	☐	☐	☐

	1c. Gary S. Guthart, Ph.D.	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.					For	Against	Abstain
2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2018.				☐	☐	☐
3.	To approve, on an advisory basis, the compensation of the named executive officers as disclosed in the Proxy Statement.				☐	☐	☐

The Board of Directors recommends you vote AGAINST proposal 4.
4.	To approve, on an advisory basis, a stockholder proposal to elect each director annually.				☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

E43363-P00732

ILLUMINA, INC. Annual Meeting of Stockholders May 23, 2018, 12:00 PM Pacific Time This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Francis A. deSouza and Sam A. Samad as proxies, and each of them with power to act without the other and with full power of substitution, and hereby authorize(s) them to represent and to vote, as designated herein, all of the shares of common stock of ILLUMINA, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held via live webcast at www.virtualshareholdermeeting.com/ILMN2018 at 12:00 PM Pacific Time on Wednesday, May 23, 2018, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side